     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 1996
                                                        REGISTRATION NO. 333-841
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             DATA DIMENSIONS, INC.
          (Name of Small Business Issuer as Specified in Its Charter)

               DELAWARE                                  7379                                 06-0852458
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                Identification Number)

                           --------------------------
                            777 - 108TH AVENUE N.E.
                           BELLEVUE, WASHINGTON 98004
                                 (206) 688-1000
                        (Address and Telephone Number of
                          Principal Executive Offices)

                                LARRY W. MARTIN
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            777 - 108TH AVENUE N.E.
                           BELLEVUE, WASHINGTON 98004
                                 (206) 688-1000
           (Name, Address and Telephone Number of Agent for Service)
                           --------------------------

                                   COPIES TO:

             BRUCE A. ROBERTSON                           MICHAEL J. ERICKSON
             MICHAEL A. SKINNER                             LAURA A. BERTIN
          Garvey, Schubert & Barer                 Heller, Ehrman, White & McAuliffe
       1191 Second Avenue, Suite 1800           6100 Columbia Center - 701 Fifth Avenue
       Seattle, Washington 98101-2939                Seattle, Washington 98104-7098
               (206) 464-3939                                (206) 447-0900

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________
    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                          PROPOSED MAXIMUM  PROPOSED MAXIMUM
                                                           OFFERING PRICE      AGGREGATE         AMOUNT OF
        TITLE OF EACH CLASS OF            AMOUNT TO BE          PER             OFFERING      REGISTRATION FEE
     SECURITIES TO BE REGISTERED           REGISTERED         UNIT (2)         PRICE (2)            (3)
Common Stock, par value $.001 (1).....     1,150,000           $16.50         $18,975,000        $1,635.78
Representative's Warrant to purchase
 shares of Common Stock...............      100,000            $.001              $100             $0.01
Common Stock, par value $.001,
 issuable upon exercise of
 Representative's Warrant.............      100,000            $19.80          $1,980,000         $170.69
Total.......................................................................................     $1,806.48

(1) Includes 150,000 shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(3) The total registration fee is $3,961.77, of which $2,155.29 was paid upon the original filing of this Registration Statement on February 9, 1996. Accordingly, only the additional amount due of $1,806.48 is being submitted with this Pre-Effective Amendment No. 1.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD, NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED MARCH 20, 1996

                                1,000,000 SHARES

     [DATA DIMENSIONS LOGO]
                             [DATA DIMENSIONS LOGO]
                                  COMMON STOCK

    Of the 1,000,000 shares of Common Stock offered hereby, 951,666 shares are being offered by Data Dimensions, Inc. ("Data Dimensions" or the "Company") and 48,334 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares sold by the Selling Stockholders. See "Principal and Selling Stockholders."

    The Company's Common Stock is quoted on the over-the-counter market under the symbol "DDIM." The closing bid price for the Common Stock on March 18, 1996, was $16.50 per share (after giving effect to a one-for-three reverse stock split to be effective upon the closing of this offering). See "Price Range of Common Stock." The Company has applied to have the Common Stock listed on the Nasdaq SmallCap Market under the symbol "DDIM" effective upon the closing of this offering.
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                            ------------------------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                      UNDERWRITING                        PROCEEDS TO
                                      PRICE TO       DISCOUNTS AND      PROCEEDS TO         SELLING
                                       PUBLIC       COMMISSIONS (1)     COMPANY (2)     STOCKHOLDERS (2)
Per Share.......................         $                 $                 $                 $
Total (3).......................         $                 $                 $                 $

(1) Excludes a non-accountable expense allowance payable to Cruttenden Roth Incorporated, representative of the Underwriters (the "Representative"), and the value of warrants to purchase up to 100,000 shares of Common Stock at an exercise price of 120% of the public offering price to be issued to the Representative (the "Representative's Warrant"). The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses estimated at $791,828, of which approximately $767,903 is payable by the Company and $23,925 is payable by the Selling Stockholders, including the Representative's non-accountable expense allowance and assuming no exercise of the over-allotment option described in
    Note 3 below.
(3) The Company and the Selling Stockholders have granted to the Underwriters a 45-day option to purchase up to 150,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
    Proceeds to Selling Stockholders  will be $        , $        , $        and
    $      , respectively. See "Underwriting."

    The shares of Common Stock are being severally offered by the Underwriters named herein, subject to prior sale, when, as and if delivered and accepted by them, and subject to certain other conditions. The Underwriters reserve the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that the certificates representing the shares of Common Stock offered hereby will be available for delivery at the
offices  of the Representative, Irvine, California,  on or about               ,
1996.
                            ------------------------
                                CRUTTENDEN ROTH
                                  INCORPORATED

               THE DATE OF THIS PROSPECTUS IS            , 1996.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    The Company has filed with the Commission a registration statement (the "Registration Statement") with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be examined without charge at, and copies of all or part of which may be obtained at prescribed rates from, the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT (I) THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS HAS NOT BEEN EXERCISED AND (II) THE ONE-FOR-THREE REVERSE STOCK SPLIT OF THE COMMON STOCK AND ELIMINATION OF THE COMPANY'S PREFERRED STOCK, BOTH TO BE EFFECTIVE UPON THE CLOSING OF THIS OFFERING, HAVE BEEN COMPLETED. SEE
"UNDERWRITING," "DESCRIPTION OF CAPITAL STOCK -- REVERSE STOCK SPLIT" AND "DESCRIPTION OF CAPITAL STOCK -- PREFERRED STOCK." INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

    Data Dimensions, Inc. ("Data Dimensions" or the "Company") provides high quality knowledge-based and tool-assisted millennium consulting services. The Company's millennium consulting services are based on its proprietary millennium consulting methodology (the "Millennium Methodology"). This methodology consists of a documented set of procedures for resolving the widespread problems caused by the inability of computer systems to properly interpret dates for the year 2000 and beyond. Data Dimensions began providing millennium consulting services in 1991 and has specialized in this service since 1993. The Company's clients consist primarily of large business organizations, including insurance companies, financial institutions, healthcare providers and public utilities.

    The "millennium problem" arises from the widespread use of computer programs that rely on two-digit date codes to perform computations and decision-making functions. Many of these computer programs may fail due to an inability to properly interpret date codes. For example, such programs may misinterpret "00" as the year 1900 rather than 2000. These "date-dependent" programs are found in computer hardware, software and embedded systems used in many businesses.

    Data Dimension's  experience  in  analyzing  and  resolving  the  millennium problems of business organizations is incorporated in the Millennium Methodology, which enables the Company to develop customized solutions to a client's specific millennium problems. Through the application of the Millennium Methodology, the Company is able to identify, evaluate and select specific software tools that would be most effective in assisting a client with the millennium update process. In addition, during this process the Company gains knowledge about all areas of the client's computer systems, positioning it to provide a broad range of computer consulting services not related to the millennium problem.

    The millennium consulting industry consists of a wide variety of computer consulting and software companies that offer millennium consulting as part of their services. These companies address those aspects of the millennium problem that cannot be resolved by in-house information services personnel. Data Dimensions is one of a small number of companies which specialize in the millennium consulting business. This industry is expected to grow rapidly as business organizations become aware of the millennium problem and accelerate the pace at which they analyze their computer systems.

    The Company's strategy  is to continue  to focus its  resources on  business organizations that process large volumes of automated transactions involving date computations, to expand both domestically and internationally, and to refine and enhance its proprietary millennium consulting methodology. Additionally, the Company intends to use the knowledge and relationships obtained through its millennium consulting services to implement a long-term, post-2000 strategy of providing a full line of computer consulting services to current and future clients.

    The Company was incorporated under Delaware law in 1968. The Company's executive offices are located at 777 - 108th Avenue N.E., Bellevue, Washington 98004, and its telephone number is (206) 688-1000.

                                  THE OFFERING

Common Stock offered by the Company....  951,666
Common Stock offered by the Selling
 Stockholders..........................  48,334
Common Stock to be outstanding after
 this offering (1).....................  3,301,659
Use of proceeds........................  To  eliminate the factoring of accounts receivable,
                                         to  finance  accounts   receivable,  to   establish
                                         production  facilities, to pay accrued dividends on
                                         certain preferred stock and for working capital and
                                         general corporate purposes.
Nasdaq SmallCap Symbol.................  DDIM

------------------------
(1) Does not include shares of Common Stock issuable upon exercise of options and warrants outstanding as of the date of this Prospectus or shares of Common Stock issuable upon exercise of the Representative's Warrant. See "Underwriting."

                             SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                             ----------------------------------
                                                                                1993        1994        1995
                                                                             ----------  ----------  ----------
STATEMENTS OF OPERATIONS DATA:
Revenue....................................................................      $1,687      $3,360      $6,232
Direct costs...............................................................       1,152       1,980       3,485
                                                                             ----------  ----------  ----------
Gross margin...............................................................         535       1,380       2,747
General, administrative and selling expenses...............................         795       1,107       2,236
                                                                             ----------  ----------  ----------
Income (loss) from operations..............................................        (260)        273         511
Other expense..............................................................         110         146         207
                                                                             ----------  ----------  ----------
Income (loss) before income tax benefit....................................        (370)        127         304
Deferred income tax benefit................................................          --          --         450
                                                                             ----------  ----------  ----------
Net income (loss)..........................................................       $(370)       $127        $754
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Net income (loss) per share (1)............................................      $(0.33)      $0.06       $0.30
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------

Weighted average shares outstanding........................................   1,237,821   2,298,821   2,516,932

                                                                                              DECEMBER 31, 1995
                                                                                          -------------------------
                                                                                           ACTUAL    AS ADJUSTED(2)
                                                                                          ---------  --------------
BALANCE SHEET DATA:
Working capital (deficit)...............................................................  $    (194)   $   13,484
Total assets............................................................................      2,254        15,932
Total liabilities.......................................................................      2,282         2,282
Total stockholders' equity (deficit)....................................................        (28)       13,650

------------------------

(1) Net loss per share for 1993 is computed by dividing net loss plus preferred stock dividends by the weighted average shares outstanding. See Note 1 to the Financial Statements.

(2) Adjusted to give effect to the sale by the Company of 951,666 shares of Common Stock offered hereby at an assumed public offering price of $16.50 per share and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY SHARES OF COMMON STOCK OFFERED HEREBY.

    UNCERTAIN AND UNDEVELOPED MARKET. The primary focus of the Company's consulting services is resolving the "millennium problem," which is the inability of certain computer systems to properly interpret dates for the year 2000 and beyond. Although the Company believes that the market for millennium consulting services will grow significantly as the year 2000 approaches, there can be no assurance that this market will develop to the extent anticipated by the Company, if at all. Significant expense for sales and marketing may be required to inform the public of the millennium problem and the need for millennium consulting services. There can be no assurance that the millennium consulting industry will devote the resources necessary to effectively inform the public of this problem or that potential clients will understand or acknowledge the millennium problem. In addition, affected companies may not be willing or able to allocate the resources, financial or otherwise, to address the problem in a timely manner. Many companies may attempt to resolve the problem internally rather than contract with outside consulting firms such as the Company. Due to these factors, development of the market for millennium consulting services is uncertain and unpredictable. If the market for millennium consulting services fails to grow, or grows more slowly than anticipated, the Company's business, operating results and financial condition could be materially and adversely affected. See "Business -- Industry Background -- The Millennium Consulting Market."

    COMPETITION.   The  market  for millennium  consulting  services  is  highly competitive and will become increasingly competitive as the year 2000 approaches. The primary competitive factors in the millennium consulting industry are price, service, the expertise and experience of the personnel provided to clients and the ability of such personnel to provide the skills and knowledge necessary to solve data processing problems. A large number of companies engaged in the computer consulting business are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than the Company. Moreover, other than technical expertise, there are no significant proprietary or other barriers to entry in the millennium consulting industry that could keep potential competitors from developing similar services or providing competing services in the Company's market. There can be no assurance that the Company will be able to compete successfully against its competitors or that the competitive pressures faced by the Company will not affect its financial performance. See "Business -- Competition."

    RAPID TECHNOLOGICAL CHANGE. The millennium consulting services industry is characterized by evolving technology and changing methodologies. The introduction of software tools embodying new technology and the emergence of new millennium consulting methodologies could render existing products and services obsolete. The Company's future success will depend on its ability to continue to refine and update its proprietary millennium consulting methodology, including designing software tools specifically designed to economically and efficiently address the millennium problems of its clients. There can be no assurance that one of the Company's competitors will not develop a software tool or millennium consulting methodology that is superior to the Company's services or achieves greater market acceptance than the Company's millennium consulting methodology. The development of a superior tool or methodology by one or more competitors, or any failure by the Company to successfully respond to such a development, could materially and adversely affect the Company's business, operating results and financial condition. See "Business -- Competition" and "Business -- Strategy -- Millennium Consulting Services."

    DECREASE IN MILLENNIUM CONSULTING MARKET AFTER THE YEAR 2000. The Company currently generates substantially all of its revenue from, and devotes substantially all of its resources to, its millennium consulting services, and it expects to continue to do so for the next several years. Although the Company believes that demand for certain millennium consulting services will continue after the year 2000, this demand is likely to diminish significantly. Therefore, beginning in approximately 1998, the Company plans to pursue opportunities in the computer consulting market that are not related to the millennium problem and to develop services to take advantage of those opportunities. The Company intends to use the knowledge obtained in providing its millennium consulting services to address other computer consulting needs of its clients, but there can be no assurance that there will be a market for the Company's computer consulting services after the year 2000 or, if there is a market for the Company's services, that the Company will develop those services sufficiently to compete in that market. The failure to diversify and develop computer consulting services required after the year 2000 could materially and adversely affect the Company's business, operating results and financial condition. See "Business -- Strategy -- Position for Post-2000 Market" and "Business -- Company Services -- Knowledge-Based, Tool-Assisted Consulting."

    CONCENTRATION OF CLIENTS. During 1995, the Company's largest client, Kaiser Permanente, accounted for approximately $1,763,000, or 28% of revenue. The Company's three largest clients in 1995 accounted for approximately 44% of revenue and the Company's ten largest clients in 1995 accounted for approximately 72% of revenue. Most of the Company's contracts with its clients are terminable by either party upon written notice. The loss of, or a significant reduction in work orders from, any of the Company's major clients could materially and adversely affect the Company's business, operating results and financial condition. See "Business -- Clients."

    MANAGEMENT OF GROWTH. The Company has experienced significant growth in recent years and intends to pursue rapid growth as part of its business strategy. This growth strategy will require an increase in the number of the Company's personnel, particularly skilled technical, marketing and management personnel. The Company competes with some of the major computer, communications, consulting and software companies, as well as information service departments of major corporations, in seeking to attract qualified personnel. There can be no assurance that the Company will be able to attract and retain the personnel necessary to pursue its growth strategy. Further, the Company will be required to expand, train and manage its employee base. This will require an increase in the level of responsibility for both existing and new management personnel. There can be no assurance that the management skills and systems currently in place will be adequate or that the Company will be able to manage its growth effectively and to assimilate its new employees successfully. Finally, the Company plans to implement a comprehensive management information system in 1996 or 1997. Any difficulties encountered in a transition to such a system, or any failure to adequately manage the Company's growth, could materially and adversely affect the Company's business, operating results and financial condition. See "Business -- Strategy."

    DEPENDENCE ON KEY EXECUTIVE. The Company's past success has depended largely on the efforts of Larry W. Martin, Chief Executive Officer and President of the Company. Mr. Martin is not subject to an employment agreement which would prevent him from leaving the Company or restrict his ability to compete with the Company following the termination of his employment. There can be no assurance that the Company will be able to retain the services of Mr. Martin. Further, the Company does not currently maintain life insurance on the life of Mr. Martin. The loss of Mr. Martin could materially and adversely affect the Company's business, operating results and financial condition. See "Management -- Directors and Executive Officers."

    LIMITED PROTECTION OF PROPRIETARY RIGHTS. The Company depends in part on its proprietary know-how to differentiate its services from those of its competitors. The Company does not have any patents and relies upon a combination of trade secret, copyright and trademark laws and contractual restrictions to establish and protect its ownership of its millennium consulting methodology. The Company generally enters into non-disclosure and confidentiality agreements with its employees, independent sales representatives, licensees and clients. Despite these precautions, it may be possible for an unauthorized third party to replicate the Company's millennium consulting methodology or to obtain and use information that the Company regards as proprietary. The Company has licensed the use of its millennium consulting methodology to several parties. Although the Company's license agreements contain confidentiality and non-disclosure provisions, there can be no assurance that the licensee will take adequate precautions to protect this methodology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the means used by the Company to protect its millennium consulting methodology will be adequate or that the Company's competitors will not independently develop substantially similar or superior methodologies. See "Business -- Intellectual Property."

    POTENTIAL FOR CONTRACT LIABILITY. The Company's millennium consulting services involve key aspects of its clients' computer systems. The Company has never been the subject of a damages claim related to its millennium consulting services. However, any failure in a client's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. The Company attempts to contractually limit its liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its professional consulting services. Despite this precaution, there can be no assurance that the limitations of liability set forth in its service contracts would be enforceable or would otherwise protect the Company from liability for damages. Additionally, the Company maintains general liability insurance coverage, including coverage for errors or omissions.
However, there can be no assurance that such coverage will continue to be available on acceptable terms, or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could materially and adversely affect the Company's business, operating results and financial condition.

    LIMITED CAPITALIZATION AND POTENTIAL NEED FOR ADDITIONAL WORKING CAPITAL. The Company has reported profits in each of the eight quarters since December 31, 1993. However, as of December 31, 1995, the Company's stockholders' deficit was $28,000 and its working capital deficit was $194,000. The sale of the shares of Common Stock being offered hereby will provide the Company with additional working capital for general use for the next twelve months, but there can be no assurance that the Company will not experience liquidity problems because of adverse market conditions or other unfavorable events. In addition, under the terms of the Company's factoring agreement, the Company may be required to repurchase any receivable sold to its factor that has not been paid within 90 days. To date, the amount of receivables that the Company has been required to repurchase has been insignificant, but there can be no assurance that the Company will not be required to repurchase a significant amount of receivables in the future. Any such repurchase could have a material adverse effect on the Company's liquidity. Further, because of the various business risks described elsewhere in this "Risk Factors" discussion, there can be no assurance that the Company will continue to be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    RISKS OF THIRD PARTY CLAIMS OF INFRINGEMENT. As the number of competitors providing millennium consulting services increases, overlapping methodologies used in such services will become more likely. Although the Company's millennium consulting methodology has never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any infringement claim or litigation against the Company could, therefore, materially and adversely affect the Company's business, operating results and financial condition. See "Business -- Intellectual Property."

    BROAD MANAGEMENT DISCRETION AS TO USE OF PROCEEDS. A substantial portion of the net proceeds to be received by the Company in connection with this offering is allocated to working capital. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of shares of Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend, with limited information concerning management's specific intentions as to the specific working capital requirements to which the funds will be applied. See "Use of Proceeds."

    OFFICER AND DIRECTOR CONTROL. Upon completion of this offering, the Company's officers and directors will beneficially own approximately 29% of the Company's outstanding Common Stock (approximately 28% if the over-allotment option granted is exercised in full). As a result, although they will not have the ability to control matters requiring approval by the Company's stockholders, they may have the ability to influence how other stockholders will vote on such matters, including the election of directors. The Company currently has only one non-employee director; however, the Company intends to identify and elect one or more additional non-employee directors in 1996. Currently, the affiliated directors may have the ability to control how the Board of Directors will vote on certain transactions. See "Principal and Selling Stockholders."

    LACK OF ACTIVE TRADING MARKET; VOLATILITY OF STOCK PRICE. The Company's Common Stock is currently traded on the over-the-counter market. There has not been an active market in this stock. The Company has applied to have its Common Stock listed on the Nasdaq SmallCap Market effective upon the closing of this offering. However, there can be no assurance that an active market for the Common Stock will develop after completion of this offering or, if developed, that it will be sustained. The market price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's operating results, changes in earnings estimates by analysts, announcements of new services offered by the Company or its competitors, developments in the Company's client relationships, general conditions in the computer consulting industry, or other events or factors, including events or factors that may be unrelated to the Company. Further, in recent years, the stock market in general, and the market for shares of stock in technology companies in particular, have experienced extreme price fluctuations. Such extreme market fluctuations could materially and adversely affect the market price of the Common Stock in the future. See "Price Range of Common Stock."

    RISK OF LOW-PRICED STOCKS. The Company has applied to have its Common Stock listed on the Nasdaq SmallCap Market effective upon the closing of this offering. In order to continue to be listed on the Nasdaq SmallCap Market, a company must meet certain financial maintenance criteria. Although the Company currently meets these criteria, there can be no assurance that the Company will continue to do so in the future. Failure to meet these maintenance criteria in the future may result in the delisting of the Common Stock from the Nasdaq SmallCap Market. As a result of such delisting, the Common Stock would be traded on the over-the-counter market, in which case investors may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. If the Company's Common Stock were delisted from the Nasdaq SmallCap Market, and the trading price of the Common Stock were less than $5.00 per share, the Common Stock might be considered "penny stock" and trading in the Common Stock might be subject to the requirements of certain rules under the Securities Exchange Act of 1934. These rules could adversely affect the ability and willingness of broker-dealers to sell the Common Stock, which could reduce the liquidity of the Common Stock and have a materially adverse effect on the trading market for the Common Stock.

    SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this offering, the Company will have 3,301,659 shares of Common Stock outstanding. The Company has also granted options to directors, employees and others to acquire 389,500 shares of Common Stock, subject to certain vesting requirements. Immediately following the completion of this offering, a total of 1,813,071 shares of Common Stock (including the 1,000,000 shares sold in this offering) will be freely tradeable without restriction. An additional 543,558 shares of Common Stock will become freely tradeable without restriction after July 31, 1996, upon expiration of lock-up agreements with certain stockholders of the Company. Finally, an additional 945,030 shares of Common Stock may be sold subject to the limitations of Rule 144 under the Securities Act, of which 807,358 shares are held by the Company's Chief Executive Officer and President and are subject to a lock-up agreement which expires 180 days after the date of this Prospectus. The possibility that substantial amounts of Common Stock may be sold in the public market would likely have a material adverse effect on prevailing market prices of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

    NO CASH DIVIDENDS. The Company intends to retain any future earnings for its business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

    ANTI-TAKEOVER EFFECT OF CERTAIN STATUTORY AND CHARTER PROVISIONS. Upon completion of this offering, the Company will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. In addition, certain provisions of the Company's Certificate of Incorporation, as amended, and Amended and Restated Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. These statutory and charter provisions could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See "Description of Capital Stock -- Certain Statutory and Charter Provisions Regarding Change of Control." See "Management -- Directors and Executive Officers."

    IMMEDIATE AND SUBSTANTIAL DILUTION. The offering price for the shares of Common Stock in this offering is substantially higher than the book value per share of the Common Stock. Purchasers of shares of Common Stock in this offering will therefore incur immediate and substantial dilution. See "Dilution."

    FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS. This Prospectus contains certain forward-looking statements, including, among others (i) the potential extent of the millennium problem and the anticipated growth in the millennium consulting market; (ii) anticipated trends in the Company's financial condition and results of operations (including expected changes in the Company's gross margin and general, administrative and selling expenses); (iii) the ability of the Company to decrease its reliance on accounts receivable factoring and to rely on cash generated from operations and the proceeds of this offering to finance its working capital requirements; (iv) the Company's business strategy for expanding its presence in the computer consulting industry (including opening new sales offices, updating its millennium consulting methodology, expanding its licensing arrangements and positioning itself for non-millennium and post-2000 markets); and (v) the Company's ability to distinguish itself from its current and future competitors.

    These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) the shortage of reliable market data regarding the millennium consulting market; (ii) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (iii) unanticipated working capital or other cash requirements; (iv) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the millennium update market; and (v) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact transpire.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 951,666 shares of Common Stock offered by the Company at the assumed public offering price of $16.50 per share are estimated to be $13,678,000 ($15,881,000 if the over-allotment option granted to the Underwriters is exercised in full), after deducting the estimated underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. The Company expects to use a portion of its net proceeds to eliminate reliance on advances from its accounts receivable factor (approximately $1,581,000 as of March 15, 1996), to finance its accounts receivable growth and to pay accrued dividends on previously outstanding Preferred Stock in the amount of $70,000. In addition, as more clients enter the implementation phase of the millennium conversion process, the Company plans to establish regional and international production facilities, where code and data conversion will be completed. The Company intends to use the balance for additional working capital needs and general corporate purposes. The Company's management will have broad discretion with respect to the specific working capital requirements to which the proceeds will be applied. Pending use, the proceeds will be invested in short-term, investment-grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

    The Company has applied to have the Common Stock listed on the Nasdaq SmallCap Market, effective upon closing of this offering, under the symbol "DDIM." The stock prices listed below represent the high and low closing bid prices of the Common Stock (after giving effect to a one-for-three reverse stock split), as reported in Bloomberg Financial Market Commodities News, a service of Bloomberg L.P., for each fiscal quarter beginning with the first fiscal quarter of 1994.

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
FISCAL YEAR 1994:
  First quarter ended March 31, 1994...........................................................  $    0.75  $    0.38
  Second quarter ended June 30, 1994...........................................................       2.25       0.75
  Third quarter ended September 30, 1994.......................................................       3.00       2.25
  Fourth quarter ended December 31, 1994.......................................................       2.63       1.50
FISCAL YEAR 1995:
  First quarter ended March 31, 1995...........................................................       2.63       1.88
  Second quarter ended June 30, 1995...........................................................       6.75       2.54
  Third quarter ended September 30, 1995.......................................................       4.88       2.25
  Fourth quarter ended December 31, 1995.......................................................      10.50       4.31
FISCAL YEAR 1996:
  First quarter ended March 31, 1996 (through March 18, 1996)..................................      16.50       3.38

    On March 18, 1996, the closing bid price of the Common Stock on the over-the-counter market was $16.50 per share. The foregoing quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. As of March 18, 1996, there were approximately 741 holders of record of the Company's Common Stock.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock. The Company intends to retain earnings, if any, for use in its business and to support growth and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

                                    DILUTION

    The net tangible book value of the Company at December 31, 1995 was approximately ($28,000) or ($0.01) per share of Common Stock. Net tangible book value per share is equal to the Company's total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 951,666 shares of Common Stock offered hereby (after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company), the net tangible book value of the Company at December 31, 1995 would have been $13,650,386 or $4.19 per share of Common Stock. This represents an immediate increase in net tangible book value of $4.20 per share to the existing stockholders and an immediate dilution of $12.31 per share to new investors, as illustrated by the following table:

Public offering price per share.............................             $   16.50
  Net tangible book value per share before the offering.....  $   (0.01)
  Increase per share attributable to new investors..........      (4.20)
                                                              ---------
Net tangible book value per share after the offering........                  4.19
                                                                         ---------
Dilution per share to new investors.........................             $   12.31
                                                                         ---------
                                                                         ---------

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1995, and as adjusted to give effect to the sale by the Company of the 951,666 shares of Common Stock offered hereby at an assumed public offering price of $16.50 per share (and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company).

                                                                                             DECEMBER 31, 1995
                                                                                           ----------------------
                                                                                            ACTUAL    AS ADJUSTED
                                                                                           ---------  -----------
                                                                                               (IN THOUSANDS)
Long-term debt...........................................................................  $       0   $       0
Stockholders' equity (deficit):
  Common Stock, par value $.001 per share, 20,000,000 shares authorized; 2,304,155 shares
   issued and outstanding and 3,255,821 shares as adjusted(1)............................         69           3
  Additional paid-in capital.............................................................      1,457      15,201
  Accumulated deficit....................................................................     (1,554)     (1,554)
                                                                                           ---------
    Total stockholders' equity (deficit).................................................        (28)     13,650
                                                                                           ---------  -----------
                                                                                           ---------  -----------
Total capitalization.....................................................................  $     (28)     13,650
                                                                                           ---------  -----------
                                                                                           ---------  -----------

------------------------------
(1) As adjusted excludes 389,500 shares of Common Stock issuable upon exercise of options outstanding as of March 18, 1996 under the Company's stock option plan, 100,000 shares of Common Stock issuable upon exercise of the Representative's Warrant and 45,839 shares issued upon conversion of warrants dated March 5, 1991.

                            SELECTED FINANCIAL DATA

    The selected financial data presented below with respect to the Company's statements of operations for each of the three years in the period ended December 31, 1995, and with respect to the Company's balance sheets at December 31, 1994 and 1995, are derived from financial statements of the Company included elsewhere in this Prospectus that have been audited by BDO Seidman, LLP, independent certified public accountants, and are qualified by reference to such financial statements and notes related thereto. The selected financial data with respect to the Company's balance sheet as of December 31, 1993 is derived from the Company's financial statements which were also audited by BDO Seidman, LLP and which are not included herein. The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1993         1994         1995
                                                                             -----------  -----------  -----------
                                                                                  (IN THOUSANDS, EXCEPT SHARE
                                                                                         INFORMATION)
STATEMENTS OF OPERATIONS DATA:
Revenue....................................................................      $1,687       $3,360       $6,232
Direct costs...............................................................       1,152        1,980        3,485
                                                                             -----------  -----------  -----------
Gross margin...............................................................         535        1,380        2,747
General, administrative and selling expenses...............................         795        1,107        2,236
                                                                             -----------  -----------  -----------
Income (loss) from operations..............................................        (260 )        273          511
Other expense..............................................................         110          146          207
                                                                             -----------  -----------  -----------
Income (loss) before income tax benefit....................................        (370 )        127          304
Deferred income tax benefit................................................      --           --              450
                                                                             -----------  -----------  -----------
Net income (loss)..........................................................  $     (370 ) $      127   $      754
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Net income (loss) per share (1)............................................  $    (0.33 ) $     0.06   $     0.30
Weighted average shares outstanding........................................    1,237,821    2,298,821    2,516,932

                                                                                             DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1993       1994       1995
                                                                                    ---------  ---------  ---------
                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital deficit...........................................................  $  (1,284) $  (1,203) $    (194)
Total assets......................................................................        596        972      2,254
Total liabilities.................................................................      1,850      2,100      2,282
Total stockholders' deficit.......................................................     (1,255)    (1,127)       (28)

------------------------
(1) Net loss per share for 1993 is computed by dividing net loss plus preferred stock dividends by the weighted average shares outstanding. See Note 1 to the Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY. SEE "RISK FACTORS -- FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS."

OVERVIEW

    Data Dimensions provides high quality knowledge-based and tool-assisted millennium consulting services. The Company's millennium consulting services are based on its proprietary millennium consulting methodology. This methodology consists of a documented set of procedures for resolving the widespread problems caused by the inability of certain computer systems to properly interpret dates for the year 2000 and beyond. Data Dimensions began providing millennium consulting services in 1991 and has specialized in this service since 1993. The Company's clients consist primarily of large business organizations, including insurance companies, financial institutions, healthcare providers and public utilities.

    The Company markets its services domestically through six direct salespeople and five independent sales representatives. Approximately 50% of the Company's revenue in 1995 was attributable to direct sales and approximately 44% was attributable to the Company's independent sales representatives. Internationally, the Company has licensed the right to use its millennium consulting methodology to four computer consulting firms located in Canada, the United Kingdom, Finland and Israel. Approximately 6% of the Company's revenue in 1995 consisted of royalty and license fees pursuant to license agreements with these consulting firms. The Company intends to pursue the growing international market by establishing additional licensing relationships and has transferred an employee to the United Kingdom to develop and manage these relationships. However, the Company's ability to increase its international license arrangements will depend on the development of, and the amount of competition in, the international market. See "Risk Factors -- Uncertain and Undeveloped Market" and "Risk Factors -- Competition." In addition, as more clients enter the implementation phase of the millennium conversion process, the Company plans to establish regional and international production facilities, where code and data conversion will be completed.

    The Company's revenue consists of billable hours for services rendered by its technical consultants multiplied by contract rates and is recognized at the time services are performed. The Company also receives royalty income from its licensees, which is recognized as services are rendered by the licensee. The Company currently generates substantially all of its revenue from, and devotes substantially all of its resources to, its millennium consulting services, and it expects to continue to do so for the next several years. Although the Company believes that demand for certain millennium consulting services will continue after the year 2000, this demand is likely to diminish significantly. Therefore, beginning in approximately 1998, the Company plans to pursue opportunities in the computer consulting market that are not related to the millennium problem and to develop services to take advantage of those opportunities. The Company intends to use the knowledge obtained in providing its millennium consulting services to address other computer consulting needs of its clients, but there can be no assurance that there will be a market for the Company's computer consulting services after the year 2000 or, if there is a market for the Company's services, that the Company will develop those services sufficiently to compete in that market. The failure to diversify and develop computer consulting services required after the year 2000 could materially and adversely affect the Company's business, operating results and financial condition. See "Risk Factors -- Decrease in Millennium Consulting Market After the Year 2000."

    Direct costs consist primarily of salaries, benefits and unreimbursed travel expenses directly related to consulting services rendered by the Company. Additionally, since the sales staff is compensated solely based on a percentage of revenue, commissions earned are included in direct costs.

    Gross margin depends primarily on the productivity of the Company's technical staff. Productivity is based on the number of billable staff and their billing rate, the number of working days in a period and the number of hours worked per day. The Company's billable staff are paid salaries; however, clients are charged a time-based rate. Gross margin also depends on the percentage of revenue attributable to royalty income because the direct costs associated with royalty income are lower than those associated with income for services rendered directly by the Company. Although the Company anticipates that the percentage of revenue attributable to royalty income will increase, this will primarily depend on the development of, and the amount of competition in, the international market for consulting services. See "Risk Factors -- Uncertain and Undeveloped Market" and "Risk Factors -- Competition." Finally, gross margin depends on the percentage of revenue attributable to the various phases of the millennium conversion process because gross margin for the implementation phase is generally lower than for the planning phase. The Company expects the percentage of revenue attributable to the implementation phase to increase as the year 2000 approaches, which may have a slightly negative impact on gross margin.

    General, administrative and selling expenses consist primarily of the salaries of the Company's administrative personnel and benefits, travel, promotion and public relations, office expense and other general overhead. Although the Company expects these expenses to increase in absolute terms as a result of the Company's growth and normal cost increases, it expects these expenses to stabilize or decrease slightly as a percentage of revenue. Whether these expenses will stabilize or decrease as a percentage of revenue will depend primarily on the extent to which the Company's recent expenditures relating to the reorganization and increase of its administrative staff will support its future growth. See "Risk Factors -- Management of Growth."

    Other expense consists primarily of finance charges relating to the Company's factored accounts receivable. The Company expects to eliminate its reliance on its factor with the proceeds of this offering or through traditional financial arrangements such as a revolving credit facility. Because traditional financing arrangements are typically less expensive to maintain than factoring arrangements, the Company expects other expense to decrease in 1996. However, there can be no assurance that the Company will be able to obtain financing on terms it finds acceptable or that it will be able to reduce or eliminate its reliance on its factor. See "Risk Factors -- Limited Capitalization and Potential Need for Additional Working Capital" and "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

    The Company has net operating loss carryforwards for federal and state income tax purposes and, accordingly, paid no income taxes for 1993, 1994 and 1995. Based upon its 1995 operating budget, management anticipates sufficient income to utilize $450,000 of its deferred tax assets. Accordingly, in 1995, the Company reversed $450,000 of its valuation allowances due to management's belief that it is more likely than not that the related deferred tax assets will be utilized in 1996. At December 31, 1995, the Company had federal and state net operating loss carryforwards of $3,820,000 and $1,028,000, respectively. The future utilization of the Company's federal net operating loss carryforwards following certain changes in ownership is subject to limitations under Section 382 of the Internal Revenue Code. These limitations are expected to result in the expiration of $1,312,000 of federal net operating loss carryforwards before their complete utilization. The Company has recognized a valuation allowance on a portion of its deferred tax assets due to the uncertainty of realizing the benefits thereof.

RESULTS OF OPERATIONS

    The following table sets forth certain financial data for the periods indicated as a percentage of revenue.

                                                                       YEAR ENDED DECEMBER 31,
                                                                -------------------------------------
                                                                   1993         1994         1995
                                                                -----------  -----------  -----------
Revenue.......................................................      100.0%       100.0%       100.0%
Direct costs..................................................       68.3         58.9         55.9
                                                                    -----        -----        -----
Gross margin..................................................       31.7         41.1         44.1
General, administrative and selling expenses..................       47.1         33.0         35.9
                                                                    -----        -----        -----
Income (loss) from operations.................................      (15.4)         8.1          8.2
Other expense.................................................        6.5          4.3          3.3
                                                                    -----        -----        -----
Income (loss) before income tax benefit.......................      (21.9)         3.8          4.9
Deferred income tax benefit...................................        0.0          0.0          7.2
                                                                    -----        -----        -----
Net income (loss).............................................      (21.9)%        3.8%        12.1%
                                                                    -----        -----        -----
                                                                    -----        -----        -----

    COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

    Revenue for the year ended December 31, 1995 was $6,232,000, compared to $3,360,000 in 1994, an increase of $2,872,000 or 85.5%. This increase was primarily attributable to an increase in the general awareness of the millennium problem and demand for millennium consulting services and the Company's expanded marketing efforts. As a result of these factors, the Company's client base grew from approximately 19 clients to approximately 50 clients in 1995. In addition, while the Company received no royalty income in 1994, the Company received royalty income of approximately $400,000 in 1995.

    Gross margin for the year ended December 31, 1995 was $2,747,000, compared to $1,380,000 in 1994, an increase of $1,367,000, or 99.1%. Gross margin as a percentage of revenue was 44.1% in 1995 compared to 41.1% in 1994. This increase in percentage was primarily a result of an increase in the amount of royalty income as a percentage of revenue (from 0% in 1994 to 6% in 1995) and an increase in technical staff productivity. Additionally, during 1995, the number of clients in the planning phase increased over 1994, further positively impacting gross margin.

    General, administrative and selling expenses for the year ended December 31, 1995 were $2,236,000, compared to $1,107,000 in 1994, an increase of $1,129,000, or 102%. General, administrative and selling expenses as a percentage of revenue increased from 33% in 1994 to 36% in 1995. This percentage increase was primarily the result of additions to the Company's administrative and support staff and the reorganization of its domestic operations. Related to this restructuring, travel, promotion and recruiting expenses increased by approximately $410,000. In the second and third quarters of 1995, the Company hired a chief financial officer and a vice president of technical services, which resulted in an increase in salaries and benefits of approximately $245,000. In the third quarter of 1995, the Company reorganized its domestic operations into three regions, which resulted in additional personnel, lease and other office expenses of approximately $200,000. The Company believes that these expenditures will support the anticipated increase in revenue for the next twelve months. Therefore, although the Company expects general, administrative and selling expenses to increase in absolute terms as a result of future growth and normal cost increases, it expects these expenses as a percentage of revenue to stabilize or decrease slightly over the next twelve months.

    Other expense for the year ended December 31, 1995 was $207,000, compared to $146,000 in 1994, an increase of $61,000 or 41.8%. The increase was attributable to the increase in the volume of accounts receivable factored and the related finance charges.

    Net income for the year ended December 31, 1995 was $754,000, compared to $127,000 in 1994, an increase of $627,000, or 493%.

    COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993

    Revenue for the year ended December 31, 1994 was $3,360,000, compared to $1,687,000 in 1993, an increase of $1,673,000, or 99.2%. The increase was primarily attributable to an increase in the general awareness of the millennium problem and demand for millennium consulting services and the Company's expanding marketing efforts. As a result of these factors, the Company's client base grew from approximately three clients in 1993 to approximately 19 clients in 1994.

    Gross margin for the year ended December 31, 1994 was $1,380,000, compared to $535,000 in 1993, an increase of $845,000, or 158%. Gross margin as a percentage of revenue was 41.1% in 1994 compared to 31.7% in 1993. This percentage increase was the result of an increase in technical staff productivity.

    General, administrative and selling expenses for the year ended December 31, 1994 were $1,107,000, compared to $795,000 in 1993, an increase of $312,000, or
39.2%. This increase was primarily attributable to the Company's growth and normal cost increases. However, general, administrative and selling expenses as a percentage of revenue decreased from 47.1% in 1993 to 33.0% in 1994 because the Company was not required to significantly increase its administrative staff and related expenses in order to support its higher revenue base in 1994.

    Other expense for the year ended December 31, 1994 was $146,000, compared to $110,000 in 1993, an increase of $36,000, or 32.7%. The increase was attributable to an increase in the volume of factored accounts receivable and the related finance charges.

    Net income for the year ended December 31, 1994 was $127,000, compared to a net loss of $370,000 in 1993, an increase of $497,000.

    QUARTERLY RESULTS OF OPERATIONS

    The following table presents certain unaudited financial data for each of the eight quarters in the period beginning January 1, 1994 and ended December 31, 1995. In the opinion of management of the Company, this information has been prepared on the same basis as the audited financial information appearing elsewhere in this Prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. The operating results for any quarter are not necessarily indicative of results for any future periods.

                                                              1994 QUARTER ENDED                     1995 QUARTER ENDED
                                              --------------------------------------------------  ------------------------
                                               MARCH 31      JUNE 30      SEPT 30      DEC 31      MARCH 31      JUNE 30
                                              -----------  -----------  -----------  -----------  -----------  -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
Revenue.....................................   $     736    $     827    $     851    $     946    $   1,038    $   1,348
Direct costs................................         423          479          503          575          632          814
                                              -----------  -----------  -----------  -----------  -----------  -----------
Gross margin................................         313          348          348          371          406          534
General, administrative and selling
 expenses...................................         242          277          302          286          331          369
                                              -----------  -----------  -----------  -----------  -----------  -----------
Income from operations......................          71           71           46           85           75          165
Other expense...............................          36           36           36           38           51           57
                                              -----------  -----------  -----------  -----------  -----------  -----------
Income before income tax benefit............          35           35           10           47           24          108
Deferred income tax benefit.................      --           --           --           --           --           --
                                              -----------  -----------  -----------  -----------  -----------  -----------
Net income..................................   $      35    $      35    $      10    $      47    $      24    $     108
                                              -----------  -----------  -----------  -----------  -----------  -----------
                                              -----------  -----------  -----------  -----------  -----------  -----------
Net income per share........................   $     .02    $     .02    $     .00    $     .02    $     .01    $     .04
                                              -----------  -----------  -----------  -----------  -----------  -----------
                                              -----------  -----------  -----------  -----------  -----------  -----------
Weighted average shares outstanding.........       2,200        2,200        2,200        2,300        2,300        2,400


                                                SEPT 30      DEC 31
                                              -----------  -----------

Revenue.....................................   $   1,524    $   2,322
Direct costs................................         860        1,179
                                              -----------  -----------
Gross margin................................         664        1,143
General, administrative and selling
 expenses...................................         558          978
                                              -----------  -----------
Income from operations......................         106          165
Other expense...............................          50           49
                                              -----------  -----------
Income before income tax benefit............          56          116
Deferred income tax benefit.................      --              450
                                              -----------  -----------
Net income..................................   $      56    $     566
                                              -----------  -----------
                                              -----------  -----------
Net income per share........................   $     .02    $     .23
                                              -----------  -----------
                                              -----------  -----------
Weighted average shares outstanding.........       2,500        2,500

    To date, the Company has not experienced any seasonality to its business. There can be no assurance, however, that the Company will not in the future experience seasonality or that such seasonality will not have a materially adverse effect on the Company's business, operating results or financial condition.

    Gross margin has increased as a percentage of revenue due primarily to increased productivity and an increase in the percentage of revenue attributable to royalty income.

    In the second and third quarters of 1995, the Company hired a chief financial officer and a vice president of technical services. In the third quarter of 1995, the Company reorganized its domestic operations into three regions. These charges resulted in additional personnel, lease and other office expenses.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has experienced significant growth since 1993, with its revenue growing from $1,687,000 in 1993 to $6,232,000 in 1995. During this period, the Company has financed its cash requirements primarily through factoring its accounts receivable and obtaining advance payments for services to be rendered to certain clients. In August 1995, the Company raised gross proceeds of $300,000 in a private placement of the Company's Common Stock. Net proceeds from the sale of such shares were used for the Company's general working capital needs.

    At December 31, 1995, the Company had advances of $823,659 under a factoring agreement. Advances are limited to 90% of receivables purchased by the factor. A 10% reserve is established upon the purchase of a receivable. In addition, the Company is required to repurchase from the factor any receivable that has not been paid within 90 days of the invoice date. Obligations under the factoring agreement are secured by all of the Company's assets. The agreement provides for a finance charge equal to 2% per month of the average daily account balance outstanding. The finance charge is deducted from the established reserve. The factoring agreement expires in June 1996 and the Company does not intend to renew it.

    The Company has recorded a reserve for uncollectible accounts receivable of $2,500 at December 31, 1994 and 1995. Bad debt was $4,769, $1,872 and $0 in
1993, 1994 and 1995, respectively. At December 31, 1995, the Company had a working capital deficit of $194,300. This deficit is compared to a deficit of $1,203,000 at December 31, 1994, representing a reduction in the Company's working capital deficit of $1,008,700. This reduction was primarily the result of a $754,000 increase in accounts receivable resulting from higher sales.

    The Company has no significant commitments for capital expenditures nor does it anticipate entering into any such commitments in 1996.

    The Company believes that, as a result of an increase in sales and improvements in operating efficiencies, cash generated from operations along with advances available under its factoring agreement will be adequate to finance its working capital requirements for the next twelve months and reduce its working capital deficit. In addition, the proceeds from this offering should enable the Company to eliminate its reliance on factoring. The Company also expects to obtain a revolving credit facility. There can be no assurance, however, that the Company will be able to obtain such financing on terms it finds acceptable. To the extent that such amounts are insufficient to finance the Company's working capital requirements, the Company will be required to raise additional funds through equity or debt financing. No assurance can be given that such financing will be available on terms acceptable to the Company, and, if available, such financing may result in further dilution to the Company's stockholders and higher interest expense.

    COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

    Net cash provided by (used in) operating activities was $(357,600) in 1995 and $252,000 in 1994. An increase in accounts receivable and a decrease in advance billings resulted in the decrease in cash provided by operations. This decrease was partially offset by the increase in 1995 net income over 1994 as well as increases in accounts payable and accrued expenses.

    Net cash used in investing activities was $160,200 in 1995 and $187,800 in 1994, a decrease of $27,600. The decrease in the amount of cash used in investing activities was attributable to a decrease in cash advanced to an officer and was partially offset by an increase in purchases of equipment and furniture.

    Net cash provided by (used in) financing activities was $540,600 in 1995 and $(63,100) for 1994. The increase in cash provided by financing activities was due primarily to an increase in advances under the factoring agreement and the proceeds of a private placement. The increase was partially offset by the repayment of notes payable to officers.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993

    Net cash provided by (used in) operating activities was $252,000 in 1994 and $(126,200) in 1993. Net income in 1994 and an increase in advance billings and accrued compensation and commissions contributed to the increase. A decrease in accounts payable and accrued payroll taxes and an increase in accounts receivable partially offset the increase.

    Net cash used in investing activities was $(187,800) in 1994 and $0 in 1993. The decrease in cash during 1994 was due to an increase in advances to an officer and purchases of equipment and furniture.

    The cash provided by (used in) financing activities was $(63,100) in 1994 and $167,200 in 1993. The decrease in cash provided by financing activities in 1994 was due to repayments of notes payable to officers which were partially offset by an increase in borrowings under the factoring agreement.

ADOPTION OF ACCOUNTING STANDARDS

    During October 1995, the Financial Accounting Standards Board issued Statement No. 123 "Accounting for Stock Based Compensation," which establishes a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. While the Company studies the impact of the pronouncement, it continues to account for employee stock options under APB Opinion No. 23 "Accounting for Stock Issued to Employees." SFAS No. 123 will be effective for fiscal years beginning after December 15, 1995.

                                    BUSINESS

    THE FOLLOWING DISCUSSION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY. SEE "RISK FACTORS -- FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS."

INTRODUCTION

    Data Dimensions, Inc. ("Data Dimensions" or the "Company") provides high quality knowledge-based and tool-assisted millennium consulting services. The Company's millennium consulting services are based on its proprietary millennium consulting methodology (the "Millennium Methodology"). This methodology consists of a documented set of procedures for resolving the widespread problems caused by the inability of certain computer systems to properly interpret dates for the year 2000 and beyond. Data Dimensions began providing millennium consulting services in 1991 and has specialized in this service since 1993. The Company's clients consist primarily of large business organizations, including insurance companies, financial institutions, healthcare providers and public utilities. The Company was incorporated under Delaware law in 1968.

    Data Dimension's  experience  in  analyzing  and  resolving  the  millennium problems of business organizations is incorporated in the Millennium Methodology, which enables the Company to develop customized solutions to a client's specific millennium problems. Through the application of the Millennium Methodolgy, the Company is able to identify, evaluate and select specific software tools that would be most effective in assisting the client with the millennium update process. In addition, during this process the Company gains knowledge about all areas of the client's computer systems, positioning it to provide a broad range of computer consulting services not related to the millennium problem.

INDUSTRY BACKGROUND

    THE MILLENNIUM PROBLEM. For several decades, computer programs and programmers have encoded years using a two-digit format (e.g., "96" for "1996"). Many of the computer programs using two-digit date codes to perform computations or decision-making functions will fail due to an inability to properly interpret dates in the 21st century. For example, some computers will misinterpret "00" to mean the year 1900 rather than 2000.

    These "date-dependent" programs are prevalent in the computer systems used by many companies, including the following systems:

        SOFTWARE. Software applications that may be affected by the millennium problem include those performing interest computations, actuarial determinations, financial forecasting and scheduling, human resource planning and inventory maintenance. Moreover, any change made to applications software may require a corresponding change to the data used by that software, which can involve analysis of millions of lines of records contained in an organization's database. In addition, the software portion of an operating system, as well as any of the utilities used by the operating system, such as sorts, communications and language processing, may contain date-dependent programs.

        HARDWARE. Date-dependent functions are routinely incorporated into hardware systems. For example, computer chips found in the operating systems utilized by PCs and mainframes generally include date processing functions. Additionally, the operating systems of some older mainframes will be rendered inoperable due to their inability to interpret dates for the year 2000.

        EMBEDDED SYSTEMS. Date-dependent programs are often embedded in devices typically not associated with an organization's computers, such as its security, power control, automated conveyor and telephone systems. In addition, such programs are found in many automated teller machines.

Because of the extensive automation within most large organizations, resolving the millennium problem may be essential for continuation of critical business functions. In addition to problems arising in its own systems, an organization may be indirectly affected by the date-dependent computer programs and databases used by other organizations. For example, an organization's vendors may have software applications that are directly integrated with the organization's information processing applications and job-streams.

    THE MILLENNIUM CONSULTING MARKET. The millennium consulting market consists of those aspects of the millennium problem that cannot be resolved by in-house information services personnel. The world-wide cost of resolving the millennium problem is estimated to exceed several billion dollars over the next four years. The Company believes most organizations will initially attempt to resolve the millennium problem internally. However, due to budget constraints, as well as limitations on resources and expertise, the Company believes it is likely that a substantial portion of the millennium update process will be outsourced to consulting firms such as Data Dimensions.

THE DATA DIMENSIONS APPROACH

    As part of Data Dimensions' "total solutions" approach, the Millennium Methodology is designed to resolve all aspects of a client's millennium problem. The Company performs a complete evaluation of the client's entire information system, including its applications software, systems software and hardware, and also identifies devices used by a client which contain embedded systems potentially affected by the millennium problem. In addition, the Company interfaces with a client's software vendors to determine the extent to which those vendors are taking responsibility for updating their products, analyzes the millennium problems of the client's vendors and the impact that the client's millennium conversion may have on its customers, vendors and regulators.

    The Company has established relationships with a number of different software tool developers and vendors in the millennium consulting industry, but is not contractually or otherwise affiliated with any particular software tool vendor. These relationships enable the Company to increase its knowledge concerning the millennium problem and keep abreast of related technical developments that might benefit its clients. In addition, the Company's independence from a particular vendor allows it to offer clients an objective assessment of the strengths and weaknesses of the various software tools currently on the market, and to choose those tools that are best suited for the client's specific millennium conversion requirements.

STRATEGY

    The Company's objective is to expand its position in the computer consulting industry by providing its clients with high quality knowledge-based, tool-assisted computer consulting services, specializing in millennium consulting services. The Company's strategy includes the following key elements:

        FOCUS ON SPECIFIC INDUSTRIES. The Company will continue to concentrate its resources on business organizations that process large volumes of automated transactions involving date computations, such as insurance companies, financial institutions, healthcare providers and public utilities. The Company believes that these organizations are most likely to be aware of and affected by the millennium problem and are also able to commit substantial resources to finding a solution.

        EXPAND DOMESTIC COVERAGE. The Company intends to open several new sales and consulting offices in various cities throughout the United States to enhance its accessibility and responsiveness to clients. The Company also will increase the size of its direct sales force and technical staff to meet anticipated market growth.

        REFINE MILLENNIUM METHODOLOGY. The Company's strategy is to continuously update and refine the Millennium Methodology to incorporate the Company's expanding knowledge base. As part of this process, the Company will continue to test proprietary software tools which are specifically designed to address the unique millennium problems of each of its clients.

        EXPAND INTERNATIONAL COVERAGE. The Company will continue to pursue strategic opportunities to expand its international presence by licensing the Millennium Methodology to leading computer consulting firms in specifically targeted countries in Europe and the Pacific Rim. The Company believes that these licensing arrangements provide potential for growth in new markets, enable the Company to service multinational clients and increase market awareness of the Company's services.

    In addition, as more clients enter the implementation phase of the millennium conversion process, the Company plans to establish regional and international production facilities where code and data conversion will be completed.

    The Company intends to use the knowledge and relationships obtained through its millennium consulting services to implement a long-term strategy of providing a full line of computer consulting services to its current and future customers. The Company believes that demand for millennium consulting services will diminish after the year 2000 and intends to mitigate this by positioning itself to provide computer consulting services for projects not related to the millennium problem. For example, clients may require expansion of data fields for zip-codes, branch information and currency fields. Although the Company anticipates that substantially all of its resources will be devoted to millennium consulting services for the next several years, the amount of resources devoted to non-millennium consulting is expected to increase as the year 2000 approaches.

COMPANY SERVICES

    THE MILLENNIUM CONSULTING SERVICE. The Company's millennium consulting service is based on the Millennium Methodology, which consists of three separate phases: planning, pilot and implementation. These phases are offered either individually or together as part of the Company's "total-solutions" approach to resolving a client's millennium problems.

        PLANNING PHASE. Working with a task force composed of a client's information service professionals, finance personnel and key users, the Company takes an inventory of the client's entire applications software portfolio, identifies date-dependent applications and determines the earliest point in the future that these applications will fail. The Company also identifies computer hardware and embedded systems that may be affected by the millennium problem and analyzes the impact of millennium conversion on the client's date-sensitive products, vendor relationships and regulatory environment. Based on this inventory and analysis, the Company determines which design modifications, code revisions and other measures are needed and prepares an initial cost estimate.

        PILOT PHASE. In this phase, the Company tests various software tools on a sample of the applications software identified in the planning phase to determine which tools are best suited to automate or assist with the actual conversion process and to create a stable environment for that process. The Company tests tools already owned by the client, tools currently available in the millennium consulting market and tools developed by the Company specifically for the client. The Company also offers training in the use of these tools for the client's information services personnel.

        IMPLEMENTATION PHASE. Implementation involves the actual conversion of the code and data contained in a client's operating systems, applications software and related databases in accordance with the specifications determined in the previous phases. During this phase, the Company modifies the code, creates programs to change the data and builds bridges between changed data and unchanged code. All of this is "unit tested" to ensure that specific functions continue to perform, "string tested" to ensure that all program components required in a process function together and "system tested" to ensure that system functions within an application are working properly and data bridges are performing correctly. The Company then moves the changed code into the production environment and physically changes the data. Finally, the Company monitors the conversion for a period of time sufficient to confirm that the conversion was successful.

    TOOL ASSESSMENT. In conjunction with its millennium consulting services, the Company evaluates, analyzes and selects software tools designed to automate or assist with each phase of its millennium consulting service. The Company maintains working relationships with many software tool developers and vendors involved in the millennium conversion business. The Company maintains these relationships to increase its knowledge of the millennium problem and to stay abreast of technical developments. As a result, the Company is able to objectively evaluate the strengths and weaknesses of the various software tools currently on the market. The Company offers tool assessment as part of each phase of the millennium conversion process and as a separate service.

    KNOWLEDGE-BASED, TOOL-ASSISTED CONSULTING. Although the Company currently generates substantially all of its revenue from its millennium consulting services, the Company intends to develop a broad range of knowledge-based, tool-assisted consulting services not related to the millennium problem. The Company believes that its clients will delay certain data processing projects unrelated to the millennium problem while their millennium problems are being resolved. In providing its millennium consulting services, the Company obtains an in-depth understanding of a client's computer systems and business. The Company believes that, as a result of its client-specific knowledge base and its experience in tool-assisted consulting, it will be well-positioned to take advantage of the anticipated backlog of data processing projects which are not related to the millennium problem.

SALES AND MARKETING

    The Company's marketing strategy is to maintain an image as a provider of high quality computer consulting services. The Company focuses its marketing efforts primarily on large business organizations including insurance companies, financial institutions, healthcare providers and public utilities.

    As part of its marketing strategy, the Company strives to be one of the leading sources of reliable information on the millennium problem and millennium consulting industry. To implement this strategy, the Company distributes its quarterly MILLENNIUM JOURNAL to over 10,000 information service professionals within its target market. In addition, the Company's employees frequently participate in technical roundtables and conferences, thus increasing the Company's industry presence and name recognition. Finally, the Company believes that its international licensing arrangements will increase market awareness of its services and allow it to attract multinational clients.

    The Company currently maintains a direct sales force and a network of independent sales representatives to market its millennium consulting services. The Company relies on its sales force and independent sales representatives to generate new clients as well as to pursue potential leads. To this end, the Company's sales force and representatives are encouraged to engage in direct marketing techniques including visits to businesses within the Company's target market. In addition, the sales force and representatives respond to requests for proposals, follow up on client referrals and pursue leads resulting from technical roundtables and conferences.

    The Company carefully selects and reviews the members of its sales force and sales representatives. These parties generally enter into agreements with the Company that govern the terms under which they market the Company's services. Such agreements define an approved territory and typically contain one-year terms.

CLIENTS

    The Company's clients consist primarily of business organizations that process large volumes of automated transactions involving date computations, such as insurance companies, financial institutions, healthcare providers and public utilities. The Company's clients include the following organizations:

                             FINANCIAL
 INSURANCE COMPANIES       INSTITUTIONS       HEALTHCARE PROVIDERS     PUBLIC UTILITIES             OTHER
---------------------  ---------------------  ---------------------  ---------------------  ---------------------
Allendale Mutual
 Insurance Company     Bank of Boston         Blue Cross/Blue        Ohio Edison            ARCO
                       NationsBank            Shield Nebraska        Southern               UNISYS
                                              Kaiser                 California
                                              Permanente             Edison Company

    During 1995, the Company provided services to approximately 50 clients. During 1995, the Company's largest client, Kaiser Permanente, accounted for approximately $1,763,000, or 28% of revenue. The Company's three largest clients in 1995 accounted for approximately 44% of revenue and the Company's ten largest clients in 1995 accounted for approximately 72% of revenue.

INTELLECTUAL PROPERTY

    The Company's intellectual property primarily consists of the Millennium Methodology. The Company does not have any patents and relies upon a combination of trade secret, copyright and trademark laws and contractual restrictions to establish and protect its ownership of the Millennium Methodology. The Company generally enters into non-disclosure and confidentiality agreements with its employees, independent sales representatives, licensees and clients. Despite these precautions, it may be possible for an unauthorized third party to replicate the Millennium
Methodology or to obtain and use information that the Company regards as proprietary.

    The Company has licensed the use of the Millennium Methodology to four computer consulting firms located in Canada, the United Kingdom, Finland and Israel. Although the Company's license agreements with these consulting firms contain confidentiality and non-disclosure provisions, there can be no assurance that the licensee will take adequate precautions to protect the Millennium Methodology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the means used by the Company to protect the Millennium Methodology will be adequate or that the Company's competitors will not independently develop substantially similar or superior methodologies.

    As the number of competitors providing millennium consulting services increases, overlapping methodologies used in such services will become more likely. Although the Millennium Methodology has never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to, and diversion of effort by, the Company. Any infringement claim or litigation against the Company could, therefore, materially and adversely affect the Company's business, operating results and financial condition.

COMPETITION

    The market for millennium consulting services is highly competitive and will become increasingly competitive as the year 2000 approaches. The primary competitive factors in the millennium consulting industry are price, service, and, most importantly, the expertise and experience of the personnel provided to clients and the ability of such personnel to provide the skills and knowledge necessary to solve data processing problems. The Company believes that its "total solutions" approach to the millennium problem and its experience in providing millennium consulting services distinguish its services from those of its competitors.

    The principal competitors within the millennium consulting industry are ISSC (a subsidiary of IBM), a joint venture between Coopers & Lybrand and Viasoft, Inc., Computer Horizons Corp. and Cap Gemini America, Inc. Some of the Company's competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than the Company. Moreover, other than the need for technical expertise, there are no significant proprietary or other barriers to entry in the millennium consulting industry. As a result, there can be no assurance that one of the Company's competitors will not develop a millennium consulting methodology which achieves greater market acceptance than the Millennium Methodology.

EMPLOYEES

    As of January 31, 1996, the Company employed 82 full-time employees, including 59 technical consultants, six employees in direct sales and 17 employees in administration and support. None of the Company's employees is represented by a labor union, and the Company has never experienced a work stoppage. The Company considers its relations with its employees to be good.

FACILITIES

    The Company maintains its headquarters in a leased facility in Bellevue, Washington. The lease on this space will expire in June 1997. In addition, the Company maintains leased office space for its direct sales personnel located in Walnut Creek, California; Joliet, Illinois; Wayland, Massachusetts; Dallas, Texas; and Oxford, United Kingdom. Other than the lease for the Company's headquarters, none of the Company's leases have terms in excess of one year. The Company believes its facilities are in good condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Information with respect to the directors and executive officers of the Company is set forth below.

Larry W. Martin                    59   Chairman of the Board, Chief Executive
                                         Officer, President and Director (Class
                                         II, exp. 1998)
William H. Parsons                 63   Executive Vice President, Chief Financial
                                         Officer, Secretary, Treasurer and
                                         Director (Class I, exp. 1997)
Thomas W. Fife                     70   Director (Class III, exp. 1996)
Richard A. Bergeon                 50   Vice President, Technical Services

    The   Company  intends  to  identify  and   elect  one  or  more  additional
independent, unaffiliated directors and designate a compensation and an audit committee in 1996.

    LARRY W. MARTIN has been Chief Executive Officer, President and a Director of the Company from June 1990 to the present. In addition, Mr. Martin has been Chairman of the Board of the Company since February 1996. Mr. Martin served as Vice President of Marketing for Manager Software Products, Inc., from 1989 until joining Data Dimensions, Inc. From 1987 to 1989, Mr. Martin served as President and Chief Executive Officer of MicroMain Software, Inc., which produced application generator products.

    WILLIAM H. PARSONS has been Chief Financial Officer, Executive Vice President, Secretary and Treasurer of the Company since April 1995 and a Director of the Company since June 1994. Mr. Parsons was the Executive Director and Chief Operating Officer of Rubin and Rudman, a mid-size law firm located in Boston, Massachusetts from 1986 to 1995. He has spent over thirty-five years directly involved in business operations as chief financial officer in several industries.

    THOMAS W. FIFE has been a Director of the Company since June 1995. Mr. Fife also is the co-founder and Chairman of the Board of VoiceCom Systems, Inc. Mr. Fife was Chief Executive Officer of VoiceCom Systems, Inc. from 1984 through 1993, and has served as Chairman of the Board of Directors from June 1993 to the present. He continues to serve as an active member of the VoiceCom Systems, Inc. senior management staff. He also serves as a Director of Application Resources, Inc. headquartered in San Francisco, California.

    RICHARD A. BERGEON joined the Company in August 1994 and has been Vice President of Technical Services of the Company since February 1996. From March 1994 until joining the Company, Mr. Bergeon was a Vice President of Essentialists, Inc., a data processing consulting firm. From 1992 to 1994, Mr. Bergeon was a named principal of Bergeon, Fu & Assoc., a computer consulting firm which he co-founded. From 1989 to 1992, Mr. Bergeon was a Vice President of Security Pacific Automation Company, a systems development and maintenance firm. His responsibilities at Security Pacific included internal computer consulting and technical training.

    The Company's Board of Directors is divided into three classes, with staggered three year terms. Each class consists of one director. Officers serve at the discretion of the Company's Board of Directors. No family relationship exists between any directors or executive officers of the Company.

COMPENSATION OF DIRECTORS

    The Company currently pays $500 per Board meeting attended to each director who is not an employee of the Company. All directors are entitled to reimbursement for expenses incurred in traveling to and from meetings of the Company's Board of Directors. On June 20, 1995, Mr. Fife was granted an option under the Company's 1988 Incentive Stock Option Plan and 1988 Nonstatutory Stock Option Plan to purchase up to 3,333 shares of Common Stock at an exercise price of $4.50 per share.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth all compensation paid or accrued during the three fiscal years ended December 31, 1995 for the Chief Executive Officer and each executive officer of the Company whose total annual salary and bonuses determined as at December 31, 1995 exceeded $100,000 (collectively, the "Named Executive Officers").
                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                             ANNUAL      -------------
                                                          COMPENSATION    SECURITIES
                  NAME AND                                -------------   UNDERLYING
             PRINCIPAL POSITION                  YEAR        SALARY       OPTIONS(#)
---------------------------------------------  ---------  -------------  -------------
Larry W. Martin, CEO and President (1).......       1995   $   406,057             0
                                                    1994       395,300             0
                                                    1993       148,800             0
William H. Parsons, CFO (2)..................       1995   $   110,565        99,999
                                                    1994             0             0
                                                    1993             0             0
Richard A. Bergeon, Vice President (3).......       1995   $   103,461         8,333
                                                    1994        36,538             0
                                                    1993             0             0

------------------------------
(1) Beginning on April 1, 1996, Mr. Martin's base compensation will be $200,000 per year. In addition, Mr. Martin will be eligible to receive a bonus of 1% of the base compensation for each 1% of increase in revenue over the prior fiscal year.

(2)  Mr. Parson's employment with the Company commenced in April 1995.

(3)  Mr. Bergeon's employment with the Company commenced in August 1994.

    The following table sets forth all individual grants of stock options made by the Company during the fiscal year ended December 31, 1995 to each of the Named Executive Officers.
                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                               NUMBER OF        PERCENT OF TOTAL
                                              SECURITIES       OPTIONS GRANTED TO    EXERCISE OR
                                          UNDERLYING OPTIONS   EMPLOYEES IN FISCAL   BASE PRICE     EXPIRATION
NAME                                          GRANTED (#)           YEAR (1)          ($/SHARE)        DATE
----------------------------------------  -------------------  -------------------  -------------  ------------
Larry W. Martin.........................               0                   0             N/A           N/A
William H. Parsons......................          49,166                  31%         $    2.61       4/17/2005
                                                  17,500                  11%              4.50       6/20/2005
                                                  33,333                  20%              5.63      12/26/2005
Richard A. Bergeon......................           8,333                   5%              2.61       1/26/2005

------------------------------
(1) Based on stock options representing an aggregate of 160,333 shares of Common Stock granted to employees during the fiscal year ended December 31, 1995.

    The following table sets forth information, on an aggregated basis, concerning each exercise of stock options during the fiscal year ended December 31, 1995 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                       NUMBER OF
                                                                       SECURITIES           VALUE OF
                                                                       UNDERLYING         UNEXERCISED
                                                                      UNEXERCISED         IN-THE-MONEY
                                                                       OPTIONS AT          OPTIONS AT
                                             SHARES                    FY-END (#)          FY-END ($)
                                           ACQUIRED ON     VALUE      EXERCISABLE/        EXERCISABLE/
NAME                                      EXERCISE (#)   REALIZED    UNEXERCISABLE       UNEXERCISABLE
----------------------------------------  -------------  ---------  ----------------  --------------------
Larry W. Martin.........................       26,666    $  33,600         190,000/0       $196,900/0
William H. Parsons......................            0            0     20,000/80,000     67,080/327,495
Richard A. Bergeon......................            0            0       3,333/5,000      8,700/13,050

STOCK OPTION PLAN

    The Company grants options pursuant to its 1988 Incentive Stock Option Plan and 1988 Nonstatutory Stock Option Plan (the "Plan"). An aggregate of 500,000 shares of Common Stock are available for issuance pursuant to the Plan. At March 18, 1996, options to purchase an aggregate of 389,500 shares of Common Stock were outstanding under the Plan. The Plan provides for (i) the granting to employees (including officers and directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the granting to employees and non-employee directors of nonstatutory stock options. The Plan is administered by the Board of Directors, which determines the terms of all options granted under the Plan, interprets the Plan and makes all determinations generally necessary for the administration of the Plan. The option exercise price for shares of Common Stock issued under the Plan will be determined by the Board of Directors. In no event will the option exercise price be less than the fair market value of such shares determined as of the date the option is granted. The aggregate fair market value (as of the date the option is granted) of the shares issued for which incentive stock options are exercisable for the first time by a person eligible to participate under the Plan will not exceed $100,000 in any calendar year. The Plan provides that options will have a term of not more than five years from the date of grant.

    Upon the termination of the employment of an optionee (other than by reason of death or disability), any installments under an option held which have not yet vested will expire and become unexercisable. All installments which have vested as of such date will expire and become unexercisable three months following the termination date (but not after the option has expired under its terms). In accordance with the Plan, if the employment or directorship of any option holder is terminated by reason of death or disability, the option may be exercised at any time within one year of the terminating event (but not after the expiration date of the option) to the extent rights to purchase have vested pursuant to the option. The number of shares under each option, and the price of any shares under option may be adjusted in a manner consistent with any capital adjustment resulting from a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, liquidation, or a combination or exchange of shares.

                              CERTAIN TRANSACTIONS

    In 1992, Larry W. Martin, the Company's Chief Executive Officer and President, made a demand loan to the Company in the amount of $300,000 bearing interest at prime plus three percent. At December 1994, the principal and accrued interest owing on this loan was $132,500.

    In February and August 1994, the Company made two loans to Mr. Martin in the amount of $65,000 and $50,000, respectively, each bearing interest at 11% and each payable upon demand. At December 31, 1994, the aggregate principal and accrued interest owing on these loans was $123,800.

    In January 1995, Mr. Martin's loan to the Company was offset against the Company's loans to Mr. Martin, leaving a balance of $6,859 owing to Mr. Martin. This balance was offset in partial payment of the exercise price of stock options exercised by Mr. Martin in May 1995.

    In 1995, the Company made a non-interest bearing demand loan to Mr. Martin in the amount of $35,000. This loan will be paid in full upon completion of this offering by offsetting it against the accrued dividends on the Preferred Stock payable to Mr. Martin.

    In 1995, the Company made payments to two former officers and directors of the Company in the total amount of $111,000. These payments discharged a note payable and accrued consulting fees for services provided in 1992, 1993 and 1994 following the termination of their employment with the Company.

    In February 1996, Mr. Martin and William H. Parsons, the Company's Executive Vice President and Chief Financial Officer made demand loans to the Company in the amount of $50,000 and $65,000, respectively, bearing interest at 10%.

    Any future material transactions and loans with affiliates will be made or entered into on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties, and any such transactions and loans, and any forgiveness of loans, will be approved by a majority of the non-employee members of the Company's Board of Directors who do not have an interest in the transaction.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of March 18, 1996, and as adjusted to reflect the sale of the 951,666 shares of Common Stock offered hereby, with respect to (i) each person known by the Company to own beneficially more than 5% of the Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers; (iv) each Selling Stockholder; and (v) all directors and executive officers of the Company as a group. This table assumes that the over-allotment option granted to the Underwriters has not been exercised and excludes 100,000 shares of Common Stock issuable upon exercise of the Representative's Warrant. See "Underwriting."

                                                  SHARES OF COMMON
                                                 STOCK BENEFICIALLY                          SHARES OF COMMON
                                                   OWNED PRIOR TO                           STOCK BENEFICIALLY
                                                      OFFERING              SHARES TO      OWNED AFTER OFFERING
                                           ------------------------------  BE SOLD IN   ---------------------------
          NAME AND ADDRESS (1)                  NUMBER          PERCENT     OFFERING        NUMBER        PERCENT
-----------------------------------------  -----------------  -----------  -----------  --------------  -----------
Larry W. Martin (2) .....................    1,030,692            40.58%       33,334       997,358         28.56%
 777 - 108th Avenue N.E.
 Suite 2070
 Bellevue, Washington 98004
Bay Partners IV .........................      319,060            13.58             0       319,060          9.66
 10600 North DeAnza, #100
 Cupertino, California 95014
R&W Ventures II (3) .....................      209,270             8.91             0       209,270          6.34
 3000 Sand Hill Road
 Building 2, #175
 Menlo Park, California 94025
Rogers Family Trust (3) .................       33,333             1.42             0        33,333          1.01
 3000 Sand Hill Road
 Building 2, #175
 Menlo Park, California 94025
California BP IV L.P.  ..................       27,734             1.18             0        27,734          *
 10600 North DeAnza, #100
 Cupertino, California 95014
William H. Parsons (4) ..................       33,333             1.40             0        33,333          1.00
 777 - 108th Avenue N.E.
 Suite 2070
 Bellevue, Washington 98004
Thomas W. Fife (5) ......................          666             *                0           666          *
 777 - 108th Avenue N.E.
 Suite 2300
 Bellevue, Washington 98004
Richard A. Bergeon (6) ..................        6,666             *                0         6,666          *
 777 - 108th Avenue N.E.
 Suite 2300
 Bellevue, Washington 98004
P.R. Zaykowski & Co. L.P.................        8,333             *            8,333             0          *
Doyle R. McCravey........................        8,333             *            6,667         1,666          *
All Directors and Officers as a group (4
 persons) (7)............................    1,071,357            41.63        33,334     1,038,023         29.44

------------------------
 * Represents less than 1% of the total issued and outstanding shares of Common Stock.

 (1) Except as otherwise indicated, the stockholders identified in this table have sole voting and investment power with regard to the shares shown as beneficially owned by them.

 (2) Includes 3,000 shares held by Mr. Martin's wife. Also includes 190,000 shares subject to options exercisable within 60 days of March 18, 1996.

 (3) Roy L. Rogers controls voting and disposition power over all shares beneficially owned by R&W Ventures II and Rogers Family Trust, as General Partner and Trustee, respectively, thereof.

 (4) Includes 1,667 shares held by Mr. Parson's wife. Also includes 29,833 shares subject to options exercisable within 60 days of March 18, 1996.

 (5) Includes 666 shares subject to options exercisable within 60 days of March 18, 1996.

 (6) Includes 3,333 shares subject to options exercisable within 60 days of March 18, 1996.

 (7) Includes 223,832 shares subject to options exercisable within 60 days of March 18, 1996.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    The Company has 20,000,000 authorized shares of Common Stock, of which 2,350,159 shares were issued and outstanding as of March 18, 1996. Holders of the Common Stock are entitled to one vote per share on all matters requiring stockholder action. The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), does not permit cumulative voting for the election of directors. Holders of Common Stock have no preemptive or other subscription rights and there are no redemption, sinking fund or conversion privileges applicable thereto. Holders of the Common Stock are entitled to receive dividends as and when declared by the Company's Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. All outstanding shares of the Common Stock are, and all shares to be issued and sold by the Company in this offering will be, fully paid and non-assessable.

REVERSE STOCK SPLIT

    At a special meeting held on February 16, 1996, the Company's stockholders approved, subject to the closing of this offering, an amendment to the Certificate of Incorporation to give effect to a one-for-three reverse stock split of the Common Stock. As a result of the one-for-three reverse stock split, each three shares of the Company's Common Stock, par value $.01 per share, outstanding immediately prior to closing of this offering will be exchanged for one share of Common Stock, par value $.001 per share. Purchasers in this offering will receive shares of Common Stock, which shares will not be subject to the reverse stock split.

PREFERRED STOCK

    The Company has 3,000,000 authorized shares of Series A Preferred Stock, par value $.01 per share (the "Preferred Stock"), 2,800,000 shares of which have been converted to Common Stock and are no longer issuable. At a special meeting held on February 16, 1996, the Company's stockholders approved, subject to the closing of this offering, an amendment to the Certificate of Incorporation to eliminate authorization of the Preferred Stock.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    Upon the completion of this offering, the holders of 76,667 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of the Registrable Securities. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the registration to not more than 10% of the offering. All registration expenses must be borne by the Company; provided, however, that all underwriting discounts and selling commissions applicable to the sale of shares in connection with any registration shall be borne by the holders of the securities registered pro rata on the basis of the number of shares of such securities being registered.

REPRESENTATIVE'S WARRANT

    For a description of the warrant to be sold to the Representative in connection with this offering, see "Underwriting."

CERTAIN STATUTORY AND CHARTER PROVISIONS REGARDING LIMITATIONS OF LIABILITY OF DIRECTORS

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director except liability for (i) breaches of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions in bad faith or involving intentional misconduct or knowing violations of law, (iii) a violation of
Section 174 of the Delaware General Corporation Law (including the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) transactions in which a director receives an improper personal benefit.

    The Company's Certificate of Incorporation further provides that, if the Delaware General Corporation Law is amended to authorize the elimination or limitation of director liability which is greater than therein provided, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by such law, as so amended.

CERTAIN STATUTORY AND CHARTER PROVISIONS REGARDING CHANGE IN CONTROL

    Upon completion of this offering, the Company will be subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

    The Company's Certificate of Incorporation includes a provision which requires the affirmative vote of the holders of 66 2/3% of the shares of the "Public Stock" for the adoption or authorization of any "Business Combination," for the amendment or repeal of the section of the Company's Bylaws which fixes the number of directors constituting the Company's board of directors, and for the repeal or amendment of this supermajority voting provision. "Public Stock" is defined in the Company's Certificate of Incorporation as stock of the Company entitled to vote on any business combination other than such stock held by a "Controlling Stockholder." A "Controlling Stockholder" is any person, firm or corporation which is, or at any time has been, or which together with certain described affiliates or associates is, or at any time has been, the beneficial owner of 30% or more of the Company's voting stock. A Controlling Stockholder is deemed to beneficially own shares of stock in the Company which it has the right to acquire pursuant to an agreement, or upon exercise of conversion rights, warrants or options, or otherwise. "Business Combination" is defined in the Company's Certificate of Incorporation as any merger or consolidation of the Company with or into any other corporation, any exchange of shares of the Company's voting stock for securities or obligations of, another corporation, a sale or lease of all or substantially all of the property and assets of the Company to any person, firm or corporation, or a sale or lease to the Company or any subsidiary of the Company of any assets having an aggregate fair market value of more than $2 million in exchange for securities of the Company. The Company's Certificate of Incorporation further provides that a majority of the Company's directors has the power to determine whether any person is a Controlling Stockholder and whether assets being acquired by the Company in exchange for its securities have an aggregate fair market value greater than $2 million.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's securities is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering and, after giving effect to a one-for-three reverse stock split of the Common Stock, there will be 3,301,659 shares of Common Stock outstanding. Immediately following the completion of this offering, a total of 1,813,071 shares of Common Stock (including the 1,000,000 shares sold in this offering) will be freely tradeable without restriction. An additional 543,558 shares of Common Stock will become freely tradeable without restriction after July 31, 1996 upon expiration of lock-up agreements with certain stockholders of the Company. Finally an additional 945,030 shares of Common Stock may be sold subject to the limitations of Rule 144 under the Securities Act, of which 807,358 shares are held by the Company's Chief Executive Officer and President and are subject to a lock-up agreement which expires 180 days after the date of this Prospectus.

    In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least two years, including any persons who may be deemed to be an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of then-outstanding shares of Common Stock or the average weekly trading volume in the Common Stock as reported by Nasdaq during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 also are subject to certain other requirements relating to the manner of sale, notice and availability of current public information about the Company. Affiliates may publicly sell shares not constituting restricted securities under Rule 144 in accordance with the foregoing volume limitations and other restrictions but without regard to the two-year holding period. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding a sale by such person, and who has beneficially owned restricted shares for at least three years, is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

    No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the Common Stock. Sales of substantial amounts of Common Stock of the Company in the public market or the perception that such sales might occur, could adversely affect the prevailing market price of the Common Stock.

                                  UNDERWRITING

    The Underwriters named below, acting through Cruttenden Roth Incorporated (the "Representative"), have agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names in the table below:

                                                                                     NUMBER
UNDERWRITERS                                                                       OF SHARES
---------------------------------------------------------------------------------  ----------
Cruttenden Roth Incorporated.....................................................

                                                                                   ----------
    Total........................................................................   1,000,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent. The nature of the Underwriters' obligation is that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Company has been advised by the Underwriters, for whom Cruttenden Roth Incorporated is acting as Representative (the "Representative"), that the Underwriters propose initially to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers (which may include Underwriters) at such public offering price less a concession not to exceed $ per share. The Underwriters may allow, and such dealers may reallow, a discount not to exceed $ per share in sales to certain other dealers. After the offering to the public, the public offering price and concessions and discounts may be changed by the Representatives of the Underwriters.

    The Company granted to the Underwriters an option, exercisable not later than 45 days after the date of this Prospectus, to purchase up to an additional 150,000 shares of Common Stock, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the table above bears to the number of shares of Common Stock offered hereby, and the Company will be obligated pursuant to the option to sell such shares to the Underwriters. The Underwriters may exercise the option only for the purposes of covering over-allotments, if any, made in connection with the distribution of the shares of Common Stock to the public.

    The Company has agreed to pay the Representative a non-accountable expense allowance of three percent of the offering proceeds, which will include proceeds from the over-allotment option, if exercised. The Representative's expenses in excess of the non-accountable expense allowance, including its legal expenses, will be borne by the Representative.

    The Representative has informed the Company that the Underwriters do not intend to confirm sales of shares of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    All of the Company's current directors and officers, who will own an aggregate of 814,191 shares of Common Stock upon completion of this offering, have agreed not to sell, offer to sell, contract to sell or otherwise dispose of any of their shares of Common Stock or any other security convertible into or exchangeable for, or options or warrants to purchase or acquire, shares of Common Stock without the prior written consent of the Representative prior to July 31, 1996 or, in the case of Larry W. Martin, the Company's Chief Executive Officer and President, prior to 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale." In addition, the Company has agreed not to sell, issue, contract to sell, offer to sell or otherwise dispose of any shares of Common Stock or any other security convertible into or exchangeable for shares of Common Stock without the prior written consent of Cruttenden Roth Incorporated during the same period.

    The Company has agreed to sell to the Representative, for nominal consideration, a warrant to purchase from the Company up to 100,000 shares of Common Stock at an exercise price per share equal to 120% of the offering price (the "Representative's Warrant"). The Representative's Warrant is exercisable for a period of four years beginning one year from the date of this Prospectus, and is not transferable for a period of one year except to officers of the Representative or to any successor to the Representative. The Representative's Warrant includes a net exercise provision permitting the holder(s) to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price of the Representative's Warrant. The Representative's Warrant and the shares of the Common Stock issuable upon exercise of the Representative's Warrant are being registered together with the Common Stock offered hereby. In addition, the Company has granted certain other registration rights to the holders of the Representative's Warrant.

    The foregoing sets forth the material terms and conditions of the Underwriting Agreement, but does not purport to be a complete statement of the terms and conditions thereof, copies of which are on file at the offices of the Representative, the Company and the Commission. See "Available Information."

                                 LEGAL MATTERS

    The law firm of Garvey, Schubert & Barer, Seattle, Washington has acted as counsel to the Company in connection with this offering and will render an opinion as to the legality of the shares of Common Stock being offered hereby. Heller, Ehrman, White & McAuliffe, Seattle, Washington, has acted as counsel to the Underwriters in connection with certain legal matters relating to this offering.

                                    EXPERTS

    The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such requests given upon the authority of said firm as experts in auditing and auditing.

                             DATA DIMENSIONS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Certified Public Accountants.........................................................     F-2

Balance Sheets.............................................................................................     F-3

Statements of Operations...................................................................................     F-4

Statements of Stockholders' Deficit........................................................................     F-5

Statements of Cash Flows...................................................................................     F-6

Notes to Financial Statements..............................................................................     F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Data Dimensions, Inc.

    We have audited the accompanying balance sheets of Data Dimensions, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Dimensions, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

BDO SEIDMAN, LLP

Seattle, Washington
January 22, 1996, except for Notes 2, 5 and 10
  as to which the date is March 18, 1996

                             DATA DIMENSIONS, INC.
                                 BALANCE SHEETS
                                     ASSETS

                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1994           1995
                                                                                      -------------  -------------
Current assets
  Cash..............................................................................  $      42,100  $      64,800
  Accounts receivable, less allowance for doubtful accounts of $2,500 in 1994 and
   1995.............................................................................        695,000      1,448,600
  Due from officer..................................................................        123,800         35,000
  Prepaid and other assets..........................................................         36,000         89,600
  Deferred income taxes.............................................................       --              450,000
                                                                                      -------------  -------------
    Total current assets............................................................        896,900      2,088,000
                                                                                      -------------  -------------
Equipment and furniture
  Computers and equipment...........................................................        120,700        222,300
  Furniture.........................................................................         11,500         15,800
  Leasehold improvements............................................................          7,000         21,500
                                                                                      -------------  -------------
                                                                                            139,200        259,600
Less accumulated depreciation.......................................................         63,900         93,300
                                                                                      -------------  -------------
Equipment and furniture, net........................................................         75,300        166,300
                                                                                      -------------  -------------
                                                                                      $     972,200  $   2,254,300
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
  Advance billings..................................................................  $     829,100  $     654,800
  Advances from factor..............................................................        510,500        823,700
  Accrued compensation..............................................................        115,700        221,300
  Accounts payable..................................................................         57,600        211,400
  Accrued payroll taxes.............................................................        169,800        121,300
  Accrued commissions...............................................................         80,500        142,500
  Dividends payable.................................................................         70,000         70,000
  Accrued expenses..................................................................         55,400         37,300
  Notes and other payables to officers..............................................        211,000       --
                                                                                      -------------  -------------
    Total current liabilities.......................................................      2,099,600      2,282,300
                                                                                      -------------  -------------
Stockholders' deficit
  Series A preferred stock; $.01 par value; 3,000,000 shares authorized; 200,000
   issuable; none issued and outstanding............................................       --             --
  Common stock; $.01 par value; 20,000,000 shares authorized; 6,515,464 and
   6,912,464 shares issued and outstanding in 1994 and 1995.........................         65,200         69,200
  Capital in excess of par value....................................................      1,115,800      1,456,900
  Accumulated deficit...............................................................     (2,308,400)    (1,554,100)
                                                                                      -------------  -------------
    Total stockholders' deficit.....................................................     (1,127,400)       (28,000)
                                                                                      -------------  -------------
                                                                                      $     972,200  $   2,254,300
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See accompanying notes to financial statements.

                             DATA DIMENSIONS, INC.
                            STATEMENTS OF OPERATIONS

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                                            1994          1995
                                                                              1993      ------------  ------------
                                                                          ------------
                                                                           (RESTATED)
Revenue.................................................................  $  1,686,500  $  3,359,800  $  6,231,600
Direct costs............................................................     1,151,700     1,980,000     3,484,700
                                                                          ------------  ------------  ------------
Gross margin............................................................       534,800     1,379,800     2,746,900
General, administrative and selling expenses............................       794,700     1,107,200     2,235,800
                                                                          ------------  ------------  ------------
Income (loss) from operations...........................................      (259,900)      272,600       511,100
                                                                          ------------  ------------  ------------
Other (income) expense
  Interest..............................................................       109,700       152,600       205,900
  Other.................................................................       --             (6,900)          900
                                                                          ------------  ------------  ------------
    Total other expense.................................................       109,700       145,700       206,800
                                                                          ------------  ------------  ------------

Income (loss) before income tax benefit.................................      (369,600)      126,900       304,300
Deferred income tax benefit.............................................       --            --            450,000
                                                                          ------------  ------------  ------------

Net income (loss).......................................................  $   (369,600) $    126,900  $    754,300
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Net income (loss) per share.............................................  $       (.10) $        .02  $        .10
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average shares outstanding.....................................     3,713,464     6,896,464     7,550,797
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Pro forma -- unaudited
  Net income (loss) per share...........................................  $       (.33) $        .06  $        .30
  Shares used in computation of pro forma net income (loss) per share...     1,237,821     2,298,821     2,516,932
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                See accompanying notes to financial statements.

                             DATA DIMENSIONS, INC.
                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                         PREFERRED STOCK          COMMON STOCK       CAPITAL IN
                                      ----------------------  ---------------------   EXCESS OF   ACCUMULATED
                                        SHARES      AMOUNT      SHARES     AMOUNT     PAR VALUE     DEFICIT        TOTAL
                                      -----------  ---------  ----------  ---------  -----------  ------------  ------------
Balance, January 1, 1993............    2,800,000  $  28,000   3,713,464  $  37,100  $ 1,115,400  $ (2,030,700) $   (850,200)
Dividends...........................      --          --          --         --          --            (35,000)      (35,000)
Net loss restated...................      --          --          --         --          --           (369,600)     (369,600)
                                      -----------  ---------  ----------  ---------  -----------  ------------  ------------
Balance, December 31, 1993..........    2,800,000     28,000   3,713,464     37,100    1,115,400    (2,435,300)   (1,254,800)
Conversion of preferred stock to
 common stock.......................   (2,800,000)   (28,000)  2,800,000     28,000      --            --            --
Issuance of common stock............      --          --           2,000        100          400       --                500
Net income..........................      --          --          --         --          --            126,900       126,900
                                      -----------  ---------  ----------  ---------  -----------  ------------  ------------
Balance, December 31, 1994..........      --          --       6,515,464     65,200    1,115,800    (2,308,400)   (1,127,400)
Issuance of common stock............      --          --         397,000      4,000      341,100       --            345,100
Net income..........................      --          --          --         --          --            754,300       754,300
                                      -----------  ---------  ----------  ---------  -----------  ------------  ------------
Balance, December 31, 1995..........      --       $  --       6,912,464  $  69,200  $ 1,456,900  $ (1,554,100) $    (28,000)
                                      -----------  ---------  ----------  ---------  -----------  ------------  ------------
                                      -----------  ---------  ----------  ---------  -----------  ------------  ------------

                See accompanying notes to financial statements.

                             DATA DIMENSIONS, INC.
                            STATEMENTS OF CASH FLOWS
                          INCREASE (DECREASE) IN CASH

                                                                                     YEAR ENDED DECEMBER 31,
                                                                              -------------------------------------
                                                                                              1994         1995
                                                                                 1993      -----------  -----------
                                                                              -----------
                                                                              (RESTATED)
Cash flows from operating activities
  Net income (loss).........................................................  $  (369,600) $   126,900  $   754,300
  Adjustments to reconcile net income (loss) to net cash provided by (used
   in) operating activities:
    Depreciation and amortization...........................................       15,100       15,900       32,900
    Deferred income taxes...................................................      --           --          (450,000)
    Loss on disposition of assets...........................................      --             1,900        1,300
    Provision for bad debts.................................................        4,769        1,800      --
  Changes in assets and liabilities:
    Accounts receivables....................................................     (261,769)    (168,700)    (753,600)
    Prepaid and other assets................................................       30,400      (38,600)     (53,600)
    Advance billings........................................................      399,200      429,900     (174,300)
    Accounts payable........................................................      (68,600)     (56,100)     153,800
    Accrued compensation....................................................      (29,600)      35,700      105,600
    Accrued commissions.....................................................      --            80,500       62,000
    Accrued payroll taxes...................................................      113,300     (164,600)     (48,500)
    Accrued expenses........................................................       40,600      (12,600)      12,500
                                                                              -----------  -----------  -----------
Net cash provided by (used in) operating activities.........................     (126,200)     252,000     (357,600)
                                                                              -----------  -----------  -----------
Cash flows from investing activities
  Purchases of equipment and furniture......................................      --           (64,000)    (125,200)
  Advances to officer.......................................................      --          (123,800)     (35,000)
                                                                              -----------  -----------  -----------
Net cash used in investing activities.......................................      --          (187,800)    (160,200)
                                                                              -----------  -----------  -----------
Cash flows from financing activities
  Decrease in checks issued against future deposits.........................      (25,800)     --           --
  Decrease in line-of-credit................................................      (27,900)     --           --
  Repayment of notes payable to officers....................................      --          (236,000)    (111,000)
  Proceeds from notes and other payables to officers........................       53,500       32,000      --
  Increase in advances from factor..........................................      167,400      140,400      313,200
  Issuance of common stock..................................................      --               500      338,300
                                                                              -----------  -----------  -----------
Net cash provided by (used in) financing activities.........................      167,200      (63,100)     540,500
                                                                              -----------  -----------  -----------
Net increase in cash........................................................       41,000        1,100       22,700
Cash, beginning of year.....................................................      --            41,000       42,100
                                                                              -----------  -----------  -----------
Cash, end of year...........................................................  $    41,000  $    42,100  $    64,800
                                                                              -----------  -----------  -----------
                                                                              -----------  -----------  -----------

                See accompanying notes to financial statements.

                             DATA DIMENSIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES

    NATURE OF BUSINESS AND SIGNIFICANT CUSTOMERS

    Data Dimensions, Inc. (the "Company") provides millennium conversion computer consulting services to customers located throughout the United States, Canada and Europe. Additionally, the Company licenses its millennium conversion methodology to computer consulting firms located in Canada, the United Kingdom, Finland and Israel. The Company is incorporated in the state of Delaware.

    In fiscal years 1993, 1994 and 1995, sales to several major customers exceeding 10% of total revenue were: 1993 -- three customers accounted for 12%, 17% and 21% of revenue, 50% in the aggregate; 1994 -- three customers accounted for 10%, 11% and 49% of revenue, 70% in the aggregate; and 1995 -- one customer accounted for 28%.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

    EQUIPMENT AND FURNITURE

    Equipment  and furniture  are stated at  cost and are  depreciated using the straight-line method over estimated useful lives of 5 years. Leasehold improvements are amortized over the lesser of the lease term, or useful lives. Repairs and maintenance expenditures which do not extend productive life are expensed as incurred.

    REVENUE RECOGNITION

    Revenue consists of billable hours for services rendered by the Company's technical consultants multiplied by contract rates, and is recognized at the time services are performed. The Company also receives royalty revenue from its licensees, which is recognized as services are rendered by the licensee. Advance billings are provided for by certain contracts and will be recognized as revenue when the related services are performed.

    NET INCOME (LOSS) PER SHARE

    Net loss per share for 1993 is computed by dividing net loss plus the Series A preferred stock dividends by the weighted average number of common shares outstanding. Net income per share for 1994 and 1995 is computed by dividing net income by the weighted average number of common shares. The Company's outstanding options and warrants are considered to be common stock equivalents in calculating primary earnings per share. Fully diluted earnings per share is equivalent to primary earnings per share.

    INCOME TAXES

    Deferred taxes are provided for temporary differences in the basis of assets and liabilities for book and tax purposes. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recorded.

    RECLASSIFICATION

    Certain balances have been reclassified in the 1994 financial statements to conform with the 1995 presentation.

NOTE 2 -- LIQUIDITY AND CAPITAL RESOURCES
    The Company has reported net income of $754,300 in 1995, however, as of December 31, 1995, has a working capital deficit of $194,300.

    The Company's 1996 operating plan has been developed to improve operating efficiency and increase sales by broadening its revenue base. Management anticipates that with increased revenues and improved efficiency along with advances available under the Company's factoring agreement, it will be able to fund operations for 1996 and reduce the working capital deficit.

                             DATA DIMENSIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)
    Although the Company believes its 1996 operating plan will be adequate to meet its working capital needs, there can be no assurance that the Company will not experience liquidity problems because of adverse market conditions or other unfavorable events.

    The Company has commenced an offering of approximately 3,000,000 shares of its common stock which is expected to close in March 1996. In conjunction with the closing of the offering, the Company intends to eliminate the authorization of its preferred stock and complete a one-for-three reverse common stock split. Pro forma net income (loss) per share and the number of shares used in the computation of per share amounts are set forth in the accompanying statement of operations.

NOTE 3 -- SERIES A PREFERRED STOCK
    During 1994, 2,800,000 shares of Series A preferred stock were converted into 2,800,000 shares of the Company's common stock under terms of the preferred stock agreement. The Company can not declare or pay dividends on its common stock until the balance of dividends in arrears on the Series A preferred stock of $70,000 at December 31, 1995 are paid. See Note 2.

NOTE 4 -- STATEMENTS OF CASH FLOWS
    Supplemental disclosures of cash flow information are as follows:

                                                               1993        1994        1995
                                                             ---------  ----------  ----------
Cash paid during the years for:
  Interest.................................................  $  81,000  $  152,250  $  205,900
                                                             ---------  ----------  ----------
  Taxes....................................................  $  --      $   --      $   --
                                                             ---------  ----------  ----------
                                                             ---------  ----------  ----------

    Noncash financing activities are as follows:

        During 1994, 2,800,000 shares of Series A preferred stock were converted to 2,800,000 shares of common stock.

        During 1995, $123,800 of notes and accrued interest payable to the Company's President were offset against his note receivable. Additionally, 16,300 shares of common stock were issued in exchange for $6,800 of his notes payable.

NOTE 5 -- INCOME TAXES
    Deferred tax assets are comprised of the following:

                                                       1993           1994           1995
                                                   -------------  -------------  -------------
Net operating loss carryforwards:
  Federal........................................  $   1,367,800  $   1,412,500  $   1,300,000
  State..........................................         84,400        111,000         97,000
  Other..........................................          4,800          6,500         15,000
                                                   -------------  -------------  -------------
                                                       1,457,000      1,530,000      1,412,000
Valuation allowance..............................     (1,457,000)    (1,530,000)      (962,000)
                                                   -------------  -------------  -------------
                                                   $    --        $    --        $     450,000
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

    The Company has recognized a valuation allowance on a portion of its deferred tax assets due to the uncertainty of realizing the benefits thereof.

                             DATA DIMENSIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- INCOME TAXES (CONTINUED)
    The federal and state income tax provision (benefit) is as follows for the years ended December 31, 1993, 1994 and 1995:

                                                              1993        1994        1995
                                                            ---------  ----------  -----------
Current Provision
  Federal.................................................  $  --      $   20,936  $   105,000
  State...................................................     --           9,015       13,000
                                                            ---------  ----------  -----------
                                                               --          29,951      118,000
                                                            ---------  ----------  -----------
Deferred Benefit..........................................     --         (29,951)    (568,000)
                                                            ---------  ----------  -----------
    Total Tax Benefit.....................................  $  --      $   --      $  (450,000)
                                                            ---------  ----------  -----------
                                                            ---------  ----------  -----------

    The deferred benefit consists entirely of the utilization of federal and state net operating loss carryforwards and the reduction of the Company's valuation allowances by $450,000 for 1995.

    At December 31, 1995, the Company has federal net operating loss carryforwards of approximately $3,820,000 with expiration dates through 2008. Additionally, the Company has state net operating loss carryforwards of approximately $1,028,000 with expiration dates through 2000. The use of federal operating loss carryforwards following certain changes in ownership is subject to limitations. The Company anticipates that these limitations may significantly diminish the net operating loss carryforwards available for utilization in future years.

NOTE 6 -- ADVANCES FROM FACTOR
    The Company factors its accounts receivable with a bank with full recourse. The bank advances 90% of the face value of factored receivables and charges a financing fee of 2% per month on the outstanding balance. Reserves withheld by the factor are included in accounts receivable until collected. Advances under the factoring agreement are $823,700 at December 31, 1995 and are limited to the lesser of eligible receivables or $1,250,000. The factor agreement is collateralized by substantially all assets of the Company and expires in June 1996. Financing fees during 1993, 1994 and 1995 were $109,800, $144,200 and
$202,100, respectively. The weighted average interest rate during 1993, 1994 and 1995 was 20%, 34% and 27% respectively.

NOTE 7 -- RELATED-PARTY TRANSACTIONS
    The Company had consulting and employment agreements with former officers, which expired December 31, 1994. At December 31, 1994, there was consulting fees of $66,000 accrued, which the Company paid during the year ended December 31, 1995. Consulting fee expense was $72,000 and $32,000 in 1993 and 1994.

    The Company had a note payable to a former officer bearing interest at 12% and payable on demand. The amount outstanding at December 31, 1994 was $45,000. In 1995, the outstanding principal balance was paid. Interest expense relating to this note was approximately $5,400, $4,000 and $4,000 in 1993, 1994 and 1995.

    The Company had a note payable and receivable with its President at December 31, 1994 of $132,500 and $123,800, respectively, including related accrued interest of $32,500 and $8,800, respectively. The note payable and receivable were bearing interest at prime (8.75% at December 31, 1995) plus 3% and 11%, respectively and were payable upon demand. During January 1995, the client offset the note payable with the note receivable. The remaining accrued interest of $6,800 was offset against issuance of shares of common stock. Interest expense related to the notes payable was $27,000 and $21,100 in 1993 and 1994. Interest income related to the notes receivable was $0 and $8,800 in 1993 and 1994. There was no interest expense or income related to these notes in the fiscal year ended December 31, 1995. At December 31, 1995 there is an unsecured, non-interest bearing receivable due from the President for $35,000.

                             DATA DIMENSIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- OPERATING LEASES
    The Company leases equipment and office space in Washington and Texas under noncancelable operating leases. Future minimum lease payments for the remaining terms of the leases are as follows:

YEARS ENDING
DECEMBER 31,
---------------------------------------------
1996.........................................  $  101,700
1997.........................................      53,900
1998.........................................       2,900
                                               ----------
                                               $  158,500
                                               ----------
                                               ----------

    Rent  expense  was $77,800,  $36,800 and  $139,600 in  1993, 1994  and 1995,
respectively.

NOTE 9 -- EMPLOYEE BENEFIT PLAN
    During 1995, the Company implemented a 401(k) employee benefit plan for those employees who meet the eligibility requirements set forth in the plan. Eligible employees may contribute up to 15% of their compensation. The Company's annual contribution to the plan is determined by the board of directors. The Company made no contributions during the year ended December 31, 1995.

NOTE 10 -- STOCK OPTIONS AND WARRANTS
    The Company has an incentive stock option plan under which options to purchase shares of the Company's common stock may be granted to employees. The plan provides that the option price shall not be less than the fair market value of the shares on the date of grant and that the options expire in the fifth year after that date. The options vest ratably over four or five year periods as provided for in each employee's option agreement.

    The following is a summary of transactions:

                                                                                 COMMON STOCK
                                                                                 UNDER OPTION
                                                                       --------------------------------
                                                                         1993       1994        1995
                                                                       ---------  ---------  ----------
Outstanding, January 1...............................................    732,500    772,500     800,000
Exercised during the year (at prices ranging from $.25 to $1.00 per
 share)..............................................................                --         (97,000)
Granted during the year (at prices ranging from $.25 to $2.00 per
 share)..............................................................    110,000     37,500     485,000
Expired during the year..............................................    (70,000)   (10,000)     (6,000)
                                                                       ---------  ---------  ----------
Outstanding, December 31 (at prices ranging from $.25 to $2.00 per
 share)..............................................................    772,500    800,000   1,182,000
                                                                       ---------  ---------  ----------
Eligible, December 31, for exercise currently (at prices ranging from
 $.25 to $2.00 per share)............................................    499,000    649,500     735,000
                                                                       ---------  ---------  ----------
                                                                       ---------  ---------  ----------

    At December 31, 1994 and 1995, there were 1,000,000 and 1,500,000 shares reserved for options to be granted under the plans.

    In March 1991, in connection with promissory note agreements, the Company issued warrants to certain stockholders. The warrants are exercisable for 150,000 shares of common stock at $.24 per share and expire in March 1996. Subsequent to year end, the warrants were exercised. The Company accounted for the exercise using the treasury stock method.

NOTE 11 -- PRIOR PERIOD ADJUSTMENT
    An error in recording prior years' interest and penalties on overdue payroll taxes was discovered in 1994. Correction of this error resulted in an increase of the 1993 reported loss and an increase in accrued payroll taxes of $78,000.

-----------------------------------------------------
                           -----------------------------------------------------
-----------------------------------------------------
                           -----------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                           --------------------------

                               TABLE OF CONTENTS

                                                   PAGE
Available Information.........................           2
Prospectus Summary............................           3
Risk Factors..................................           5
Use of Proceeds...............................           9
Price Range of Common Stock...................          10
Dividend Policy...............................          10
Dilution......................................          10
Capitalization................................          11
Selected Financial Data.......................          12
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations...................................          13
Business......................................          19
Management....................................          24
Certain Transactions..........................          26
Principal and Selling Stockholders............          27
Description of Capital Stock..................          29
Shares Eligible for Future Sale...............          31
Underwriting..................................          32
Legal Matters.................................          33
Experts.......................................          33
Index to Financial Statements.................         F-1

                           --------------------------

                                1,000,000 SHARES

                             [DATA DIMENSIONS LOGO]

                                  COMMON STOCK

                             ----------------------

                                   PROSPECTUS

                             ----------------------

                                CRUTTENDEN ROTH
                                  INCORPORATED

                                            , 1996

-----------------------------------------------------
                           -----------------------------------------------------
-----------------------------------------------------
                           -----------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation, as amended, contains a provision that requires the Company to indemnify its directors, officers, agents and employees to the extent permitted under Delaware law. The Company's Amended and Restated Bylaws provide that the Company shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Amended and Restated Bylaws covers at least negligence and gross negligence on the part of the indemnified parties. The Company's Amended and Restated Bylaws also require it to maintain insurance, to the extent reasonably available and at its expense, to protect any person entitled to indemnity thereunder against any liability for which indemnification would be provided thereunder, whether or not the Company has the power to indemnify such person against such liability under Delaware law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered.

Securities and Exchange Commission Registration Fee...............  $   3,962
National Association of Securities Dealers, Inc. Filing Fee.......      1,649
Nasdaq Filing Fee.................................................      8,408
Non-accountable expense allowance.................................    471,075
Blue Sky Fees and Expenses........................................     40,000*
Legal Fees and Expenses...........................................    150,000*
Accounting Fees and Expenses......................................     15,000*
Printing and Engraving Expenses...................................     65,000*
Transfer Agent Fee................................................      3,000*
Miscellaneous Expenses............................................      9,809
                                                                    ---------
    Total.........................................................    767,903
                                                                    ---------
                                                                    ---------

------------------------
* Estimated for the purpose of this filing.

    In the event the Underwriters' over-allotment option is exercised in full, an additional $74,250 in non-accountable expenses will be payable by the Registrant.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1993, the following securities of the Registrant have been issued without registration under the Securities Act:

        1. On February 26, 1996, an aggregate of 137,517 shares of the Registrant's common stock, par value $.01 per share, was issued upon conversion of certain Common Stock Purchase Warrants expiring on March 5, 1996 (does not reflect a one-for-three reverse stock split to be effective upon completion of this offering).

        2. In an offering closing on August 29, 1995, seven individuals and entities, all of whom were "accredited investors" under Regulation D promulgated by the Securities and Exchange Commission, purchased a total of 300,000 shares of the Registrant's common stock, par value $.01 per share, for a total purchase price of $300,000 (does not reflect a one-for-three reverse stock split to be effective upon the completion of this offering). These shares are entitled to certain registration rights.

        3. On September 26, 1993, the Registrant's outstanding shares of Series A Preferred Stock, par value $.01 per share (the "Preferred Stock"), were automatically converted into 2,800,000 shares of Registrant's Common Stock for no additional consideration.

    The foregoing sales were made without registration pursuant to the exemption available under Section 4(2) of the Act applicable to transactions not involving a public offering or pursuant to the terms and provisions of Regulation D promulgated by the Securities and Exchange Commission. The following factors were relied upon by the Registrant to establish the availability of this exemption for the sales of securities described above: (1) Each purchaser was an accredited investor or was sophisticated in relation to his or her investment; (2) Each purchaser gave written assurance of investment intent; (3) Share certificates or warrants included legends referring to restrictions on transfer; (4) Sales were made to a limited number of persons; and (5) Each purchaser was given, or had full access to, all material information regarding the Registrant and the security necessary to make an informed decision.

    No underwriting commissions or discounts were paid with respect to any of the sales of unregistered securities described above.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS

 NO.                    DESCRIPTION
-------------------------------------------------------
 1.1* Form of Underwriting Agreement
 1.2* Form of Warrant Agreement
 3.1 Certificate of Incorporation and all amendments
      thereto
 3.2 Amended and Restated Bylaws
 4.1 Form of Common Stock Certificate
 4.2 See Exhibits 3.1 and 3.2 for provisions in the
      Certificate of Incorporation and Amended and
      Restated Bylaws of the Company defining the
      rights of the holders of Common Stock
 5.1* Opinion of Garvey, Schubert & Barer regarding
      legality
10.1 Stock Purchase Warrant issued on March 6, 1991 by
      the Company to R&W Ventures II granting R&W
      Ventures II the right to purchase from the
      Company 58,333 shares of the Company's Common
      Stock at a price of $0.24 per share
10.2 Stock Purchase Warrant issued on March 6, 1991 by
      the Company to BPIV granting BPIV the right to
      purchase from the Company 7,333 shares of the
      Company's Common Stock at a price of $0.24 per
      share
10.3 Stock Purchase Warrant issued on March 6, 1991 by
      the Company to Bay Partners IV granting Bay
      Partners IV the right to purchase from the
      Company 84,334 shares of the Company's Common
      Stock at a price of $0.24 per share
10.4 1988 Incentive Stock Option Plan and 1988
      Nonstatutory Stock Option Plan
10.5 Lease Agreement, dated June 7, 1994, between the
      Company and Rainier Plaza Limited Partnership
10.6 Lease Agreement, dated December 14, 1994, between
      the Company and Wright Runstad Properties L.P.
10.7 Factoring Agreement, dated June 13, 1995, between
      the Company and Silicon Valley Financial Services
10.8 Promissory Note, dated February 28, 1994, made by
      Larry W. Martin in favor of the Company in the
      original principal amount of $65,000
10.9 Promissory Note, dated August 31, 1994, made by
      Larry W. Martin in favor of the Company in the
      original principal amount of $50,000
10.10 1996 Client Services Agreement and Financial
      Schedule, dated September 27, 1995, between the
      Company and Kaiser Permanente
10.11* Promissory Note, dated February 9, 1996, made by
      the Company in favor of William H. Parsons in the
      original principal amount of $65,000
10.12* Promissory Note, dated February 9, 1996, made by
      the Company in favor of Larry W. Martin, in the
      original principal amount of $50,000
23.1+ Consent of Independent Auditors

 NO.                    DESCRIPTION
-------------------------------------------------------
27.1 Financial Data Schedule

------------------------
* Filed herewith.
+ Replaces previously filed exhibit.

    (B) FINANCIAL STATEMENT SCHEDULES

    Report of Independent Auditors on Financial Statement Schedules

Schedule II  --         Valuation and Qualifying Accounts

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

ITEM 28.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    For determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act will be treated as part of this Registration Statement as of the time the Commission declares it effective.

    For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be treated as a new Registration Statement for the securities offered in the Registration Statement, and the offering of the securities at that time will be treated as the initial bona fide offering of those securities.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on March 20, 1996.

                                          REGISTRANT: DATA DIMENSIONS, INC.

                                          By         /s/ LARRY W. MARTIN

                                            ------------------------------------
                                                Larry W. Martin, CEO & President

    In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities stated on March 20, 1996.

Principal Executive Officer:

By         /s/ LARRY W. MARTIN
   -----------------------------------
      Larry W. Martin, CEO & President

Principal Financial and Accounting
Officer:

By        /s/ WILLIAM H. PARSONS
   -----------------------------------
      William H. Parsons, Chief
   Financial Officer

Board of Directors:

By         /s/ LARRY W. MARTIN
   -----------------------------------
      Larry W. Martin, Director

By        /s/ WILLIAM H. PARSONS
   -----------------------------------
      William H. Parsons, Director

By          /s/ THOMAS W. FIFE
   -----------------------------------
      Thomas W. Fife, Director

                                 EXHIBIT INDEX

 1.1*  Form of Underwriting Agreement
 1.2*  Form of Warrant Agreement
 3.1   Certificate of Incorporation and all amendments thereto
 3.2   Amended and Restated Bylaws
 4.1   Form of Common Stock Certificate
 4.2 See Exhibits 3.1 and 3.2 for provisions in the Certificate of Incorporation and Amended and Restated Bylaws of the Company defining the rights of the holders of Common Stock
 5.1*  Opinion of Garvey, Schubert & Barer regarding legality
10.1   Stock Purchase Warrant issued on March 6, 1991 by the Company to R&W
        Ventures II granting R&W Ventures II the right to purchase from the Company 58,333 shares of the Company's Common Stock at a price of $0.24 per share
10.2 Stock Purchase Warrant issued on March 6, 1991 by the Company to BPIV granting BPIV the right to purchase from the Company 7,333 shares of the Company's Common Stock at a price of $0.24 per share
10.3   Stock Purchase Warrant issued on March 6, 1991 by the Company to Bay
        Partners IV granting Bay Partners IV the right to purchase from the Company 84,334 shares of the Company's Common Stock at a price of $0.24 per share
10.4   1988 Incentive Stock Option Plan and 1988 Nonstatutory Stock Option Plan
10.5   Lease Agreement, dated June 7, 1994, between the Company and Rainier Plaza
        Limited Partnership
10.6   Lease Agreement, dated December 14, 1994, between the Company and Wright
        Runstad Properties L.P.
10.7   Factoring Agreement, dated June 13, 1995, between the Company and Silicon
        Valley Financial Services
10.8 Promissory Note, dated February 28, 1994, made by Larry W. Martin in favor of the Company in the original principal amount of $65,000
10.9 Promissory Note, dated August 31, 1994, made by Larry W. Martin in favor of the Company in the original principal amount of $50,000
10.10  1996 Client Services Agreement and Financial Schedule, dated September 27,
        1995, between the Company and Kaiser Permanente
10.11* Promissory Note, dated February 9, 1996, made by the Company in favor of
        William H. Parsons in the original principal amount of $65,000
10.12* Promissory Note, dated February 9, 1996, made by the Company in favor of
        Larry W. Martin, in the original principal amount of $50,000
23.1+  Consent of Independent Auditors
27.1   Financial Data Schedule

------------------------
* Filed herewith.
+ Replaces previously filed exhibit.